CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Maximum aggregate offering price	Amount of registration fee
4.00% Convertible Senior Notes due 2014	$200,000,000(1)	$11,160.00(2)

(1)	Assuming exercise in full of the underwriter’s option to purchase additional notes.
(2)	The filing fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-161523

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 24, 2009)

$175,000,000

Coinstar, Inc.

4.00% Convertible Senior Notes due 2014

We are offering $175,000,000 aggregate principal amount of our 4.00% Convertible Senior Notes due 2014 (the “notes”). We will pay interest on the notes on March 1 and September 1 of each year, beginning on March 1, 2010, to holders of record at the close of business on the preceding February 15 and August 15, respectively. The notes will mature on September 1, 2014.

Each $1,000 principal amount of the notes will be convertible at your option under the following circumstances: (1) during any fiscal quarter ending after December 31, 2009, if the closing sale price for our common stock for 20 or more trading days (whether or not consecutive) in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter exceeds 130% of the applicable conversion price in effect for the notes on each such trading day; (2) during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the trading price (as defined in this prospectus supplement) per $1,000 principal amount of notes for each day of that measurement period is less than 98% of the product of the closing sale price of our common stock and the applicable conversion rate on each such day; or (3) if specified corporate events occur. In addition, you may convert your notes during the period beginning June 1, 2014 and ending at the close of business on the business day immediately preceding the stated maturity date of the notes without regard to the foregoing circumstances.

Upon conversion, we will pay cash up to the aggregate principal amount of the notes to be converted and deliver shares of our common stock in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the notes being converted as described in this prospectus supplement. The initial conversion rate for the notes will be 24.8181 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $40.29 per share of common stock. The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued and unpaid interest. In addition, following certain corporate events described in this prospectus supplement, we will increase the conversion rate for a holder that elects to convert its notes in connection with such event.

We may not redeem the notes prior to the stated maturity date. You have the option, subject to certain conditions, to require us to repurchase any notes held by you in the event of a “fundamental change” at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to the date of repurchase.

The notes are our general, unsecured obligations. The notes will rank equal in right of payment with all of our other unsecured and unsubordinated indebtedness. The notes will be structurally subordinated to all existing and future indebtedness incurred by our subsidiaries (including trade payables and guarantees of our senior secured credit facility provided by certain of our subsidiaries), and will be effectively subordinated to any of our secured indebtedness (including capital leases) to the extent of the value of our assets that secure such indebtedness.

We do not intend to apply to list the notes on any securities exchange or to include the notes in any automated quotation system. Our common stock is listed on the NASDAQ Global Select Market under the symbol “CSTR.” On September 10, 2009, the closing sale price for our common stock was $30.41 per share.

Investing in the notes or shares of our common stock, if any, issuable upon conversion of the notes involves risk and uncertainties. See “Forward-Looking Statements” and “Risk Factors” beginning on pages S-ii and S-11 of this prospectus supplement to read about important factors you should consider before buying the notes.

	Per Note	Total
Price to the public (1)	$1,000	$175,000,000
Underwriting discounts and commissions	$30	$5,250,000
Proceeds to Coinstar, Inc. (before expenses)	$970	$169,750,000

(1)	The price to the public does not include accrued and unpaid interest, if any. Interest on the notes will accrue from the date of original issuance, which is expected to be September 16 , 2009.

To the extent that the underwriters sell more than $175,000,000 in principal amount of notes, we have granted the underwriters an option to purchase up to an additional $25,000,000 in principal amount of notes solely to cover over-allotments, if any. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $6,000,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about September 16, 2009.

Joint Book-Running Managers

Morgan Stanley	BofA Merrill Lynch	Jefferies & Company	RBC Capital Markets

Co-Managers

J.P. Morgan	Wells Fargo Securities	KeyBanc Capital Markets	Merriman Curhan Ford & Co.

September 10, 2009

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of notes. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the notes. If the information relating to this offering of notes varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

This prospectus supplement updates information in the prospectus dated August 24, 2009. You should read this prospectus supplement in conjunction with the accompanying prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the accompanying prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the accompanying prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the accompanying prospectus.

This prospectus supplement incorporates by reference important information. You should read the information incorporated by reference before deciding to invest in the notes and you may obtain this information incorporated by reference without charge by following the instructions under “Where You Can Find More Information” appearing below.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any “free writing prospectus” we may authorize to be delivered to you. We have not authorized anyone to provide you with additional or different information from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any “free writing prospectus.” If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the

S-i

solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any “free writing prospectus” is accurate as of any date other than the date on the front cover of this prospectus supplement, the accompanying prospectus or the date of the “free writing prospectus,” as applicable, or that the information contained in any document incorporated by reference in this prospectus supplement is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since such dates.

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are the property of their respective owners.

Unless the context indicates otherwise or where otherwise indicated, all references in this prospectus supplement to “Coinstar,” “Company,” “we,” “us” and “our” refer to Coinstar, Inc. and its subsidiaries, including Redbox Automated Retail, LLC (“Redbox”).

FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus supplement, in the accompanying prospectus, in the documents incorporated by reference and in some of our other public filings and statements contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. This Act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative of those terms, or comparable terminology. Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” and elsewhere in this prospectus supplement and the documents incorporated by reference, that may cause our or our industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

Any or all of our forward-looking statements in this prospectus supplement, in the accompanying prospectus, in the documents incorporated by reference and in any other public statements we make may turn out to be inaccurate. Forward-looking statements reflect our current expectations or forecasts of future events, performance or results and are inherently uncertain. Inaccurate assumptions we might make and known or unknown risks and uncertainties can affect the accuracy of our forward-looking statements. Accordingly, no forward-looking statement can be guaranteed and future events and actual or suggested results or performance may differ materially.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as in any other public filings with the Securities and Exchange Commission (“SEC”).

S-ii

SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement. This summary does not contain all of the information that may be important to you and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus supplement. You should read this entire prospectus supplement carefully, especially the risks set forth under the heading “Risk Factors,” as well as the information to which we refer you and the information incorporated by reference in this prospectus supplement, before making an investment decision with respect to the notes.

The information presented in this prospectus supplement assumes that the underwriters will not exercise their option to purchase up to an additional $25,000,000 in principal amount of notes unless specifically provided otherwise.

Coinstar, Inc.

Founded in 1991, we are a leading provider of automated retail solutions offering convenient products and services for consumers and driving incremental traffic and revenue for our retail partners. Our core automated retail businesses are self-service coin counting and self-service DVD rental. Our coin services consist of self-service coin counting kiosks where consumers can convert their coins to cash, a gift card or an e-certificate, among other options. Our DVD services consist of self-service DVD kiosks where consumers can rent or purchase movies. Our products and services also include money transfer services and electronic payment services such as stored value cards, payroll cards, prepaid debit cards, and prepaid wireless products. Our products and services can currently be found at more than 90,000 points of presence including supermarkets, drug stores, mass merchants, financial institutions, convenience stores, restaurants, and money transfer agent locations.

Our principal executive offices are located at 1800 114th Avenue S.E., Bellevue, Washington 98004, and our telephone number is (425) 943-8000. Our website is http://www.coinstar.com. Information contained on our web site does not constitute part of this prospectus supplement or the accompanying prospectus and is not incorporated in this prospectus supplement or the accompanying prospectus.

Recent Events

Sale of Entertainment Business

As part of our strategy to focus on our core coin and DVD business, on September 8, 2009, we sold the subsidiaries comprising our entertainment services business (the “Entertainment Business”) to National Entertainment Network, Inc. (“National”) for nominal consideration. In connection with its purchase of the Entertainment Business, National assumed the operations of the Entertainment Business, including substantially all of the Entertainment Business’s related assets and liabilities. Also in connection with the sale of the Entertainment Business, we contributed cash to the Entertainment Business, agreed to pay certain retention payments to employees of the Entertainment Business, and entered into arrangements with National to provide to National, among other things, certain employee benefits, payroll assistance, accounting services, fleet management services, email services and telephone services for up to 60 days. The costs to us of providing these services, making these payments and contributing this cash are expected to be approximately $3.2 million in the aggregate. National also has agreed to provide us certain field services for coin machines for 60 days and to cooperate with our fiscal year 2009 audit proceedings.

On a pro forma basis, in 2008 and the first half of 2009, the Entertainment Business generated revenues of $150.2 million and $64.3 million, respectively, and operating losses of $(6.9) million and $(5.9) million, respectively. We expect to record a pre-tax loss in the range of $52 to $57 million and realize a one-time tax benefit of approximately $82 to $87 million, as a result of the sale of the Entertainment Business. As a result, we expect to record a net gain of approximately $25 to $35 million, which will be reported under discontinued operations in our consolidated statement of operations in the third quarter of 2009. However, because tax laws are complex and subject to legislative, judicial and administrative changes (possibly with retroactive effect) and different interpretations, and because of potential changes in, among other things, our business, financial condition and operating results, there can be no assurance that the expected tax benefits will be realized in full or otherwise. Our previously published financial guidance for the full year 2009 does not anticipate the effects of the sale of the Entertainment Business, and we will not be providing updated full year 2009 guidance until our quarterly earnings call for the period ending September 30, 2009.

For more information relating to the sale of Entertainment Business, see our Current Report on Form 8-K filed on September 9, 2009, which is incorporated by reference into this prospectus supplement, as well as “Pro Forma Financial Information” included elsewhere in this prospectus supplement.

Departure of Chief Financial Officer

On September 6, 2009, our chief financial officer, John Harvey, gave notice of his decision to leave Coinstar because of the extensive time his position required for him to spend away from his family. Mr. Harvey, appointed chief financial officer in June 2009, has been commuting between Bellevue, Washington and Chicago on a weekly basis. We have commenced a search to replace Mr. Harvey, who has committed to assist us with transition matters, including continuing as chief financial officer through the reporting of third quarter financial results in November 2009. In connection with Mr. Harvey’s decision to leave Coinstar, we entered into amendments to certain of Mr. Harvey’s compensation arrangements.

For more information relating to Mr. Harvey’s departure and the terms of his amended compensation arrangements, see our Current Report on Form 8-K filed on September 8, 2009, which is incorporated by reference into this prospectus supplement.

Movie Studios

Sony. On July 17, 2009, Redbox, a wholly-owned subsidiary of Coinstar, Inc., entered into a copy depth license agreement with SPHE Scan Based Trading Corporation, a subsidiary of Sony Pictures Home Entertainment Inc. Under this agreement, Redbox agreed to license minimum quantities of theatrical and direct-to-video DVDs for rental in its DVD-rental kiosks in the United States, with delivery of the DVDs expected by the initial date on which the pictures are distributed on a rental basis to the general public for the purpose of non-commercial home entertainment viewing. Redbox estimates that it will pay Sony approximately $460 million during the term of this agreement, which is expected to last from July 1, 2009 until September 30, 2014. However, at Sony’s discretion, this agreement may expire earlier on September 30, 2011.

Lionsgate. On August 10, 2009, Redbox entered into a Home Video Lease Output Agreement with Lions Gate Films, Inc. Under this agreement, Redbox agreed to license minimum quantities of theatrical and direct-to-video DVDs for rental at each of its locations that have a Redbox DVD-rental kiosk owned and/or operated by Redbox in the United States, with delivery of the DVDs expected by the initial date on which Lionsgate first makes available a motion picture on a rental basis to the general public for the purpose of non-commercial home entertainment viewing. Redbox estimates that it will pay Lionsgate approximately $158 million during the term of the agreement, which is expected to last from September 1, 2009 until August 31, 2014. However, at Lionsgate’s discretion, the agreement may expire earlier on August 31, 2011.

Paramount. On August 25, 2009, Redbox entered into a revenue sharing license agreement with Paramount Home Entertainment Inc. Under this agreement, Redbox agreed to license minimum quantities of theatrical and direct-to-video DVDs for rental at each of its locations that have a Redbox DVD-rental kiosk owned and/or operated by Redbox in the United States, with delivery of the DVDs expected by the first date on which the titles are available to the general public for home entertainment purposes, whether on a rental or sell-through basis. The initial term of the agreement runs from August 25, 2009 through December 31, 2009, with Paramount having the unilateral right on or before December 15, 2009 to extend the term of the agreement to December 31, 2014. However, if Paramount does agree to the extended term, at Paramount’s discretion, the agreement may be terminated earlier on December 31, 2011. Redbox estimates that it would pay Paramount approximately $561 million during the initial term and the extended term.

In addition, Redbox has filed separate complaints, alleging antitrust, copyright misuse, and tortious interference claims, in Delaware federal court against Universal Studios Home Entertainment, Warner Home Video and 20th Century Fox, in response to distribution terms implemented or proposed by these respective studios that would prohibit us from receiving delivery of DVD titles released by the movie studios until 28 to 45 days following release of a title for sale on DVD format. Redbox is seeking injunctive relief, declaratory relief, money damages, attorney’s fees and costs. Under Universal Studios’ policy, Redbox would be required to wait at least 45 days following the initial DVD release to obtain new release DVD titles, and then only in potentially non-advantageous quantities. Warner and 20th Century Fox recently announced their intention to restrict distribution of DVDs to Redbox subject to similar policies. On August 17, 2009, the Delaware court ruled on Universal Studios’ motion to dismiss our claims, upholding our right to proceed on our antitrust theories but dismissing our claims for copyright misuse and tortious interference. Universal Studios subsequently filed its answer to our complaint on August 31, 2009. It is expected that the court will hold a scheduling conference in the near future to discuss pretrial case management issues. The complaints against 20th Century Fox and Warner were served, respectively, on August 12, 2009 and August 20, 2009. 20th Century Fox and Warner each must file its response to our respective complaint on or before October 1, 2009. It is unknown at this time whether either of these studios will, like Universal Studios, move to dismiss certain or all of our claims, or simply answer the complaint.

For more information relating to our Sony, Lionsgate and Paramount licensing arrangements, see our Current Reports on Form 8-K filed on July 21, 2009, August 11, 2009, and August 25, 2009, respectively, which are incorporated by reference into this prospectus supplement. In addition, for more information relating to our DVD business, including the Sony, Lionsgate and Paramount licensing arrangements and the litigation relating to Universal, 20th Century Fox and Warner, see “Risk Factors” below.

The Offering

The following is a brief summary of certain terms of this offering and is not a complete description of the offering or the notes. You should read the full text and more specific details contained elsewhere in this prospectus supplement. For a more detailed description of the notes, see the section entitled “Description of Notes” beginning on page S-46 of this prospectus supplement. Unless otherwise specified, the following discussion assumes no exercise of the underwriters’ option to purchase additional notes. With respect to the discussion of the terms of the notes on the cover page, in this section and in the section entitled “Description of Notes,” references to “we,” “us” and “our” refer solely to Coinstar, Inc. and not its subsidiaries, unless the context requires otherwise.

Issuer	Coinstar, Inc., a Delaware corporation

Notes	$175,000,000 aggregate principal amount of our 4.00% Convertible Senior Notes due 2014 (the “notes”). We have also granted the underwriters an option to purchase up to an additional $25,000,000 aggregate principal amount of notes within 30 days from the first date on which we issue notes, solely to cover over-allotments.

Maturity Date	September 1, 2014, unless earlier repurchased or converted.

Interest	4.00% per year, payable semi-annually in arrears in cash on March 1 and September 1 of each year, beginning on March 1, 2010.

Ranking	The notes are our general, unsecured obligations. The notes will rank equal in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. The notes will be structurally subordinated to all existing and future indebtedness (including trade payables) incurred by our subsidiaries, and will be effectively subordinated to any of our existing and future secured indebtedness (including capital leases) to the extent of the value of our assets that secure such indebtedness.

As of June 30, 2009, our subsidiaries had aggregate indebtedness (including capital leases) of approximately $54.2 million having effective priority over the notes to the extent of such subsidiaries’ assets. In addition, certain of our subsidiaries guarantee our senior secured credit facility (including our $400 million revolving line of credit and term loan), pursuant to which $430.5 million was outstanding as of June 30, 2009.

As of June 30, 2009, our total consolidated indebtedness (including the indebtedness of our subsidiaries described above) was approximately $500.7 million. Of this amount:

•

approximately $497.0 million was secured debt (including capital leases) having priority over the notes to the extent of the value of our and our subsidiaries’ assets that secure such indebtedness; and

•	approximately $3.7 million was unsecured and unsubordinated debt ranking equally in right of payment with the notes.

After giving effect to the offering (assuming no exercise of the underwriters’ option to purchase additional notes) and the application of the net proceeds of the offering as described under “Use of Proceeds,” our total consolidated indebtedness would have been $473.2 million as of June 30, 2009. See “Capitalization.”

The indenture governing the notes does not limit the amount of debt that we or our subsidiaries may incur.

Conversion Rights	Holders may surrender their notes, in integral multiples of $1,000 principal amount, for conversion until the close of business on the business day immediately preceding the stated maturity date based on the then-applicable conversion rate only under the following circumstances:

•

during any fiscal quarter ending after December 31, 2009 (and only during such fiscal quarter), if the closing sale price of our common stock for at least 20 trading days (whether or not consecutive) in the 30 consecutive trading day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 130% of the conversion price per share in effect for the notes on each such trading day;

•

during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under “Description of Notes—Conversion Rights—Conversion upon Satisfaction of Trading Price Condition”) per $1,000 principal amount of notes for each day of such measurement period was less than 98% of the product of the closing sale price of our common stock and the applicable conversion rate on each such day;

•	upon the occurrence of specified corporate events; or

•	at any time on and after June 1, 2014.

The initial conversion rate for the notes is 24.8181 shares of common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $40.29 per share of common stock.

Settlement upon Conversion	Upon conversion, we will pay cash up to the aggregate principal amount of the notes to be converted and deliver shares of our common stock in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the notes being converted. See “Description of Notes—Settlement upon Conversion.”

Holders who convert their notes in connection with a make whole adjustment event (as defined under “Description of Notes—Conversion Rate Adjustments—Make Whole upon Certain Transactions”) may be entitled to a make whole premium in the form of an increase in the conversion rate.

No Optional Redemption by Us	The notes may not be redeemed at our election prior to the stated maturity date.

Fundamental Change Repurchase Right of Holders	If a fundamental change (as defined under “Description of Notes—Fundamental Change”) occurs at any time, you will have the right, at your option, to require us to repurchase all or a portion of your notes. Subject to certain exceptions, the fundamental change repurchase price for such a repurchase will be 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (as defined under “Description of Notes—Fundamental Change”). Any notes repurchased by us will be paid for in cash.

Book-Entry Form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

No Prior Market	The notes will be new securities for which there is currently no market. Although certain of the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so and may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

Listing	We do not intend to apply to list the notes on any securities exchange or to include the notes in any automated quotation system. Our common stock is quoted on the NASDAQ Global Select Market under the symbol “CSTR.” On September 10, 2009, the closing sale price for our common stock on the NASDAQ Global Select Market was $30.41 per share.

Use of Proceeds	We estimate that the net proceeds to us from this offering will be approximately $169.1 million (or approximately $193.4 million if the underwriters exercise in full their option to purchase additional notes), after payment of the underwriters’ discounts and commissions and estimated offering expenses to be paid by us.

We intend to use the net proceeds of this offering to:

•	repay all of the approximately $87.5 million outstanding under our $87.5 million term loan under our senior secured credit facility, plus accrued interest; and

•	pay down approximately $81.6 million of the outstanding balance under our $400 million revolving line of credit under our senior secured credit facility, plus accrued interest.

See “Use of Proceeds.”

Trustee, Paying Agent and Conversion Agent	Wells Fargo Bank, National Association.

Certain U.S. Federal Income Tax Considerations	For a general discussion of certain material United States federal income tax considerations relating to the purchase, ownership, conversion and disposition of the notes, and the ownership and disposition of the shares of common stock, if any, received upon conversion of the notes, see the discussion under the heading “Certain U.S. Federal Income Tax Considerations.”

You should consult your own tax advisor with respect to the United States federal income tax consequences of acquiring, owning and disposing of the notes and the common stock into which the notes may be converted in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction, or under any applicable tax treaty. See “Certain U.S. Federal Income Tax Considerations.”

Risk Factors	See “Forward-Looking Statements” and “Risk Factors” for a discussion of factors that should be considered before investing in the notes.

Summary Financial Information

The following tables set forth summary consolidated financial information of Coinstar for the years ended December 31, 2006, 2007 and 2008, as of June 30, 2009 and for the six months ended June 30, 2008 and 2009. The summary financial information of Coinstar for the years ended December 31, 2006, 2007 and 2008 are derived from the audited financial statements of Coinstar included in our Current Report on Form 8-K filed on August 24, 2009 with the SEC. The summary financial information of Coinstar as of June 30, 2009 and for the six months ended June 30, 2008 and 2009 are derived from the unaudited financial statements of Coinstar included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. Our financial condition as of and our results for the six months ended June 30, 2009 are not necessarily indicative of our financial condition and results that may be expected for the year or any other period.

The summary financial information should be read together with, and is qualified in its entirety by reference to, the historical consolidated financial statements of Coinstar and the accompanying notes, which are set forth in our Current Report on Form 8-K filed on August 24, 2009 with the SEC and the unaudited financial statements of Coinstar and the accompanying notes included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is set forth in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. Our Annual Report on Form 10-K for the year ended December 31, 2008, our Current Report on Form 8-K filed on August 24, 2009 with the SEC and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 are incorporated by reference in this prospectus supplement.

On September 8, 2009, we completed the sale of the Entertainment Business. See “—Recent Events” above. The historical financial information presented below and, except as noted in “Pro Forma Financial Information,” elsewhere in this prospectus supplement does not include any adjustments necessary to reflect the effects of that disposition on our consolidated financial statements. See “Pro Forma Financial Information” for pro forma financial information describing the effect of the disposition on our consolidated financial statements as of June 30, 2009 and for the years ended December 31, 2006, 2007 and 2008 and the six months ended June 30, 2008 and 2009.

	Year Ended December 31,			Six Months Ended June 30,
	2006	2007	2008	2008	2009
	(in thousands, except per share data)
Consolidated Statement of Operations:
Revenue	$534,442	$546,297	$911,900	$410,422	$585,123
Expenses:
Direct operating	359,534	356,042	634,285	281,819	416,179
Marketing	14,420	11,899	19,303	6,618	10,849
Research and development	5,246	5,153	4,758	2,421	2,556
General and administrative	50,977	55,193	95,234	45,802	67,385
Depreciation and other	52,836	58,841	76,661	35,826	48,858
Amortization of intangible assets	6,220	7,331	9,124	4,640	4,372
Proxy, write-off of acquisition costs, and litigation settlement	—	—	3,084	3,084	—
Impairment and excess inventory charges	—	65,220	—	—	—

Income (loss) from operations	45,209	(13,382)	69,451	30,212	34,924
Other income (expense):
Foreign currency gain (loss) and other	161	650	(3,876)	(2,018)	(63)
Interest income	1,382	1,698	1,220	885	161
Interest expense	(15,748)	(17,069)	(21,716)	(10,822)	(15,186)

	Year Ended December 31,			Six Months Ended June 30,
	2006	2007	2008	2008	2009
	(in thousands, except per share data)
(Loss) income from equity investments and other	(66)	1,333	(337)	(337)	—
Early retirement of debt	(238)	(1,794)	—	—	—

Income (loss) before income taxes	30,700	(28,564)	44,742	17,920	19,836
Income tax (expense) benefit	(12,073)	6,311	(16,194)	(5,097)	(7,288)

Net income (loss)	18,627	(22,253)	28,548	12,823	12,548

Less: Net income attributable to non-controlling interests	—	—	(14,436)	(7,442)	(3,627)

Net income (loss) attributable to Coinstar, Inc.	$18,627	$(22,253)	$14,112	$5,381	$8,921

Net income (loss) per share:
Basic earnings (loss) attributable to Coinstar, Inc.	$0.67	$(0.80)	$0.50	$0.19	$0.30
Diluted earnings (loss) attributable to Coinstar, Inc.	$0.66	$(0.80)	$0.50	$0.19	$0.30

Other Financial Data (unaudited):
Ratio of earnings to fixed charges(1)	2.69	—	2.70	2.39	2.14

					As of June 30, 2009
					(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents					$58,407
Cash in machine or in transit(2)					48,712
Cash being processed(3)					81,133
Total assets					1,149,213
Total debt, capital lease obligations and other					500,704
Common stock					367,653
Total equity					329,189

On January 1, 2008, we exercised our option to acquire a majority ownership interest in the voting equity of Redbox under the terms of the Redbox LLC Interest Purchase Agreement dated November 17, 2005. In conjunction with the option exercise and payment of $5.1 million, our ownership interest increased from 47.3% to 51.0%. Since our original investment in Redbox in December 2005, we had been accounting for our 47.3% ownership interest under the equity method in our consolidated financial statements. Effective with the close of the transaction on January 18, 2008, we began consolidating Redbox’s financial results into our consolidated financial statements.

On February 26, 2009, we purchased the remaining 49.0% interest in Redbox from GetAMovie, Inc. and other Redbox interest holders. As of June 30, 2009, the total consideration paid for the Redbox transaction was $150.8 million, including cash of $102.3 million and Coinstar common stock of $48.5 million, and the remaining deferred consideration payable balance was $10.8 million. We had the option to pay off the deferred consideration payable balance before its due date of October 31, 2009, which we did in August 2009. The payment was $11.5 million according to the terms of the purchase agreement. The purchase of the non-controlling interest in Redbox was a change of our ownership interest in a previously consolidated subsidiary. Such change was accounted for as an equity transaction in accordance with FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements (“FAS 160”). There was no gain or loss recorded in the consolidated net income or comprehensive income.

FAS 160 establishes accounting and reporting standards for the non-controlling interest in a subsidiary, previously referred to as minority interest. Among other matters, FAS 160 requires that non-controlling interests be reported within the equity section of the balance sheet and that the amounts of consolidated net income or loss and consolidated comprehensive income or loss attributable to the parent company and the non-controlling interests be clearly presented separately in the consolidated financial statements. Also, pursuant to FAS 160, where appropriate, losses will be allocated to non-controlling interests even when that allocation may result in a deficit equity balance. While the accounting provisions of FAS 160 are to be applied prospectively beginning January 1, 2009, the presentation and disclosure requirements have been applied retrospectively to this Summary Financial Information. Upon adoption of FAS 160 in the first quarter of 2009, we reclassified the non-controlling interests of $31.1 million relating to Redbox, as of December 31, 2008, in the liabilities section of the Consolidated Balance Sheets to Non-controlling interest in the equity section of the Consolidated Balance Sheets. Additionally, we changed the way non-controlling interests are presented within the Consolidated Statements of Operations such that the statements of operations reflect results attributable to both the Company’s interests and non-controlling interests. The results attributable to Coinstar’s interests in Redbox did not change upon the adoption of FAS 160. $14.4 million previously recorded as Minority interests during the year ended December 31, 2008 has been reclassified to Net income attributable to non-controlling interests and included in the caption “Net income (loss) attributable to Coinstar, Inc.” in the Consolidated Statements of Operations. The adoption of FAS 160 did not impact financial information for 2007 or 2006 as there were no non-controlling interests for purposes of presentation prior to the purchase of the additional interest in the Redbox transaction in February 2009. Earnings per share attributable to Coinstar for all prior periods were not impacted.

(1)	Earnings were inadequate to cover fixed charges by approximately $29.9 million for the year ended December 31, 2007.
(2)	Cash in machines or in transit is unavailable for immediate cash requirements as it represents cash being processed by carriers, cash deposits in transit, or cash residing in coin-counting or entertainment services machines.
(3)	Cash being processed represents cash residing in coin-counting or entertainment services machines or being processed by carriers, which we are specifically obligated to use to settle our accrued liabilities payable to retailers.

RISK FACTORS

You should carefully consider the risks described below in addition to the remainder of this prospectus supplement (including the incorporated materials) and the factors discussed in our subsequent periodic filings with the SEC, before making an investment decision. The risks and uncertainties described below are not the only ones related to our business, the notes, our common stock or the offering. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business operations, results of operations, financial condition or prospects. The trading price of the notes and the shares of our common stock, if any, issuable upon conversion of the notes could decline due to the materialization of any of these risks and uncertainties, and you may lose all or part of your investment.

Risks Related to Our Business

The termination, non-renewal or renegotiation on materially adverse terms of our contracts with one or more of our significant retailers could seriously harm our business, financial condition and results of operations.

The success of our business depends in large part on our ability to maintain contractual relationships with our retailers in profitable locations. Our typical coin contract term ranges from one to three years and automatically renews until we or the retailer gives notice of termination. DVD contracts typically range from three to six years. Certain contract provisions with our retailers vary, including product and service offerings, the service fees we are committed to pay each retailer, frequency of service, and the ability to cancel the contract upon notice after a certain period of time. We strive to provide direct and indirect benefits to our retailers that are superior to or competitive with other providers or systems (including coin-counting systems which retailers could operate themselves or through a third party) or alternative uses of the floor space that our machines occupy. If we are unable to provide our retailers with adequate benefits, we may be unable to maintain or renew our contractual relationships on acceptable terms causing our business, financial condition and results of operations to suffer.

We do a substantial amount of our business with certain retailers. For example, we have significant relationships with Wal-Mart Stores, Inc. and McDonald’s USA, LLC, which accounted for approximately 23% and 9% of our consolidated revenue, respectively, for the six months ended June 30, 2009. Our coin and DVD relationship with Walmart is governed by contracts that provide either Coinstar or Walmart the right to terminate the contracts in their entirety, or as to any store serviced by the contracts, with or without cause, on 90 days’ notice. In addition, McDonald’s USA has the right to terminate its contract with us with respect to all of our DVD kiosks in a particular geographic market, with or without cause, on 90 days’ notice, in which event we have the option to repurchase our kiosks on specified terms. Cancellation, adverse renegotiation of or other changes to these relationships could seriously harm our business and reputation.

There are many risks related to our DVD services business that may negatively impact our business.

The home video industry is highly competitive with many factors affecting our ability to profitably manage our DVD services business. We have invested, and plan to continue to invest, substantially to establish our nationwide infrastructure of DVD rental kiosks, and we currently expect to have at least 22,000 installed DVD rental kiosks by the end of 2009. The home video distribution market is rapidly evolving as new technologies and distribution channels are being developed to compete for market share. There is no assurance that the DVD rental kiosk channel will maintain or achieve additional market share over the long-term, and if it does not, our business, operating results and financial condition will be materially and adversely affected. Some of the risks that could negatively impact our participation in this industry include:

•

Competition from other providers, including those using other distribution channels, having more experience, greater or more appealing inventory, better financing, and better relationships with those in the movie industry, than we have, including:

•	traditional video retailers, like Blockbuster and other local and regional video stores, and other DVD kiosk businesses;

•	mail-delivery and online retailers like Netflix or Amazon;

•	other retailers like Walmart and other chain stores selling DVDs;

•	pay-per-view/cable/satellite and similar movie content providers like Comcast or HBO;

•	other forms of movie content providers like Internet sites including iTunes, YouTube, Hulu or Google;

•	noncommercial sources like libraries; and

•	general competition from other forms of entertainment such as movie theaters, television, sporting events and video gaming.

•

Changes in consumer content delivery preferences, including DVDs with higher picture/sound quality (e.g., Blu-ray), disposable or download-to-burn DVDs, more use of personal video recorders (e.g., TiVo), pay-per-view/cable/satellite and similar technologies, computer downloads, online streaming, portable devices (e.g., iPhones), and other mediums, and less demand for a high volume of new movie content due to such things as larger home DVD and downloaded movie libraries.

•

Increased availability of movie content inventory through personal video recorders, pay-per-view/cable/satellite and similar technologies, computer downloads, online streaming, portable devices, and other mediums.

•

Decreased quantity and quality of movie content availability for DVD distribution due to general-industry-related factors, including financial disruptions, labor conflicts (e.g., actor/writer strikes) or movie content failing to appeal to consumers’ tastes.

•

The risks described below in “—Our ability to receive delivery of DVDs on the date of their initial release to the general public for home entertainment viewing could adversely affect our margins in our DVD services business” and “—If we do not manage our DVD inventory effectively, our business, financial condition and results of operations could be materially and adversely affected.”

•

Decreased costs related to purchasing or receipt of movie content, including less expensive DVDs, more aggressive competitor pricing strategies and piracy, and cheaper use of pay-per-view/cable/satellite, download and similar technologies.

Adverse developments relating to any of these risks, as well as others relating to our participation in the home video industry, could significantly affect our business, financial condition and operating results.

Our inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, for home entertainment viewing could adversely affect our DVD services business.

Businesses that rent movies in physical formats such as DVDs currently enjoy a competitive advantage over other movie distribution rental channels because of the early timing of the distribution window for physical formats by movie studios. After the initial theatrical release of a movie, the movie studios’ current practice is in most cases to make their movies available on physical formats for a 30- to 45-day release window before release to other movie distribution rental channels, such as pay-per view, video-on-demand, premium television, basic cable, and network and syndicated television.

However, certain movie studios have begun to change and other movie studios could change their practices, including shortening or discontinuing altogether, or otherwise restricting, movie distribution windows, including simultaneous video-on-demand/computer downloads/online streaming and DVD releases or making video-on-demand/computer downloads/online streaming available prior to DVD release. For example, there have been recent announcements that certain movie studios have made new release titles available on video-on-demand or for online purchase on the same date as the DVD release. Further, certain studios have implemented or announced their intention to implement policies to lengthen the time that certain video retailers

(e.g., Redbox) must wait before renting movies following their initial release on DVD to retailers. For example, our subsidiary, Redbox, has filed separate complaints in federal court against Universal Studios Home Entertainment, Warner Home Video and 20th Century Fox in response to distribution terms implemented or proposed by these respective studios that would prohibit us from receiving delivery of DVD titles released by the movie studios until 28 to 45 days following release of a title for sale on DVD format. Under Universal Studios’ policy, Redbox would be required to wait at least 45 days following the initial DVD release before making certain movie titles available and potentially in non-advantageous quantities, and Warner and 20th Century Fox have recently announced their intention to limit distribution of DVDs to Redbox subject to similar policies. Policies such as those of Universal Studios may negatively impact our business because in those situations we must obtain DVD titles from alternative sources often at a higher cost and possibly not in advantageous quantities, which may negatively impact our margins in our DVD services business. Accordingly, if additional movie studios that make up a significant source of the DVD titles that we distribute implement such policies, such impact could be heightened. If we are not able to achieve an acceptable outcome or reach an appropriate settlement with applicable movie studios seeking to delay or otherwise restrict the availability of our access to DVD titles following their initial release date, we will be forced to seek alternative sources for DVD releases. Obtaining DVDs from such sources may result in higher costs to us, or we may not be able to obtain such DVDs at all, which would negatively affect our DVD services business.

If we do not manage our DVD inventory effectively, our business, financial condition and results of operations could be materially and adversely affected.

A critical element of our DVD services business model is to optimize our inventory of DVD titles and copy depth to achieve satisfactory availability rates to meet customer demand while also maintaining our desired margins. If we do not timely acquire sufficient DVD titles, due to, for example, not correctly anticipating demand, intentionally acquiring fewer copies than needed to fully satisfy demand or the lack of available titles, we may not appropriately satisfy customer demand, which could decrease customer satisfaction and we could lose customers to competitors. Conversely, if we attempt to mitigate this risk and acquire a larger number of copies to achieve higher availability rates for select titles or a wider range of titles, our inventory utilization would become less efficient and our margins for DVD services would be adversely affected. Our ability to accurately predict customer demand as well as market factors, such as our ability to obtain satisfactory distribution arrangements, may impact our ability to timely acquire appropriate quantities of certain DVD titles. In addition, if we are unable to obtain or maintain favorable terms from our suppliers with respect to such matters as timely movie access, copy depth and product returns, among others, or if the price of DVDs increases or decreases generally or for certain titles, our inventories may become unbalanced and our margins may be adversely affected. Any of these developments could have a material adverse effect on our business, financial condition and results of operations.

For example, we have entered into licensing agreements with Sony Pictures Home Entertainment, Lions Gate Films and Paramount Home Entertainment under which we agreed to license minimum quantities of theatrical and direct-to-video DVDs for rental at our kiosks. Under the agreements, the studios agreed to provide delivery of their DVDs by the “street date,” the first date on which the DVD releases are available to the general public for home entertainment purposes on a rental basis (and in the case of Paramount Home Entertainment, on either a rental or sell-through basis). These agreements may be effective for up to five years (through the end of 2014, and in the case of Paramount Home Entertainment, the agreement terminates in December 2009, unless earlier extended at Paramount’s option), but each of the movie studios have options to terminate the agreements in the second half of 2011 pursuant to the terms of the respective agreements. Our business, financial condition and results of operations could be materially and adversely affected if these agreements do not provide the expected benefits to us. For example, if the titles or format provided are not attractive to our customers, we will be required to purchase too many copies of undesirable titles or an undesirable format, possibly in substantial amounts, which could adversely affect our DVD services business by decreasing customer demand for offered DVD titles and customer satisfaction with our services or negatively impacting margins. If studios elect to delay the general release of DVDs to the rental market for significant periods after they are released for retail sales, demand for rental of these titles may be adversely affected. In addition, we may incur non-cash increases to operating expenses amortized over the terms of any such arrangements that also could have a dilutive impact on our stockholders, such as the issuance of equity under our current contracts or to the extent we enter into similar arrangements with other movie studios in the future. Further, if some or all of these agreements prove beneficial but are early terminated, we could be negatively impacted. Moreover, if we cannot enter into similar arrangements in the future with these or other studios or distributors, our business could suffer.

If our sell-back prices to distributors continue to decrease or we are restricted from selling DVDs at all, or if there is an increase in customer demand for titles or formats that are more expensive for us to acquire, our margins in the DVD services business could be adversely affected.

Margins in our DVD services business are influenced in part by our ability to negotiate favorable sell-back terms with certain distributions for DVDs at the end of their rental life. The price at which we can sell back DVDs under these arrangements has declined in recent periods and in certain instances we have entered into arrangements that require the destruction of certain DVD titles at the end of their rental life. If these trends continue, or if we are otherwise restricted from selling our previously-viewed DVDs to our distributors or customers, our operating results could be adversely affected. Further, it is uncertain whether we will be able to negotiate purchase and sell-back prices with our DVD distributors for new physical formats such as Blu-ray discs on acceptable terms and in appropriate quantities that would allow us to be profitable under our current business model. Increased market acceptance of Blu-ray discs could also put downward pressure on our customers demand as well as the distributors’ sell-back price for standard-definition DVDs. In addition, certain titles cost more for us to acquire, depending on the source from which they are acquired and the terms on which they are acquired. If customer demand for these titles increases, our content acquisition expenses could increase, and our margins could be adversely affected. Titles released on the new high-definition formats, such as Blu-ray discs, may be more expensive to acquire than titles released on standard-definition formats. The rate of customer acceptance and adoption of these new formats or services is uncertain. If customers select the new higher-cost, high-definition formats on a proportional basis more often than standard-definition formats, and if we are unable to negotiate attractive purchase and sell-back prices for both high- and standard-definition formats with our distributors, our actual content acquisition expenses could increase and our margins in the DVD services business could be adversely affected.

Litigation, arbitration, mediation, regulatory actions, investigations or other legal proceedings could result in material rulings, decisions, settlements, fines, penalties or publicity that could adversely affect our business, financial condition and results of operations.

Our business has in the past been, and may in the future continue to be, party to class actions, regulatory actions, investigations, arbitration, mediation and other legal proceedings. The outcome of such proceedings is often difficult to assess or quantify. Plaintiffs, regulatory bodies or other parties may seek very large or indeterminate amounts of money from us or substantial restrictions on our business activities, and the results, including the magnitude, of lawsuits, actions, settlements, decisions and investigations may remain unknown for substantial periods of time. The cost to defend, settle or otherwise finalize lawsuits, regulatory actions, investigations, arbitrations, mediations or other legal proceedings may be significant and such proceedings may divert management’s time. For example, we have been in dispute with a former supplier, ScanCoin AB (ScanCoin), regarding certain contract rights and obligations as well as ownership of certain of our patents and patent applications related to our coin-counting business. ScanCoin is seeking a declaration of ownership of substantially all of our United States and international patents related to certain aspects of self-service coin-counting, including machine networking, fraud avoidance and voucher authentication, and monetary damages of approximately 56 million Swedish kronor, plus interest (estimated to be approximately $7 million using exchange rates as of June 30, 2009). The arbitration hearing date for this matter has been delayed until after December 2009; but no new date has been set. Coinstar has filed a claim in United States District Court against ScanCoin North America alleging infringement on one of our patents relating to self-service coin machines. In addition, as discussed above in the risk factor entitled, “—Our ability to receive delivery of DVDs on the date of their initial release to the general public for home entertainment viewing could adversely affect our DVD services business,” our subsidiary Redbox has filed separate actions in federal court against certain movie studios relating to new distribution terms implemented or proposed by such studios that would restrict certain rental and sales practices associated with the DVD releases of those studios. We have incurred and expect to incur significant costs relating to these disputes, and cannot be sure of when they will be resolved, and if resolved, the magnitude of the effects the ultimate resolutions will have on our business, which could be significant. In addition, there may be adverse publicity associated with such developments that could decrease customer acceptance of our products and services. As a result, litigation, arbitration, mediation, regulatory actions or investigations involving us or our affiliates may adversely affect our business, financial condition and results of operations.

Our most extensive business relationship is with Walmart, and changes to this relationship have had and are expected to continue to have material effects on our operations and results.

A significant amount of our resources are committed to our relationship with Walmart, including investments in machines and other equipment and management’s time. In late 2007 and early 2008, we and Walmart worked extensively to revise our business arrangements in connection with Walmart’s efforts to reset and optimize its store entrances. As part of these arrangements and in light of the successful completion of our coin and DVD tests in hundreds of Walmart locations, we amended written agreements covering, among other things, the installation and service of coin-counting machines and DVD kiosks. At June 30, 2009, we had over 2,800 coin-counting units installed and over 4,000 DVD kiosks installed in Walmart locations. We have substantially completed the roll-out of DVD kiosks, and expect to complete the roll-out of approximately 500 additional coin-counting units in the second half of 2009. As a result, we have made and are continuing to make significant investments, such as machine and kiosk manufacturing, in line with these expected installations.

Although we have had and expect to continue to have a successful relationship with Walmart, changes to this relationship will continue to occur both in the long and short-term, some of which could adversely affect our business. Our relationship with Walmart is governed by contracts that provide either Coinstar or Walmart the right to terminate the contracts in their entirety, or as to any store serviced by the contracts, with or without cause, on 90 days’ notice. Further, because our formal arrangements with Walmart are generally for relatively short periods and do not provide for minimum installation obligations by Walmart, much of our benefit in this relationship will depend on the continued installation of significant numbers of our coin-counting machines and DVD kiosks.

If we cannot manage our growth effectively, we could experience a material adverse effect on our business, financial condition or results of operations.

We have experienced substantial growth in our business over the last two years, particularly due to our acquisition and the rapid expansion of Redbox. This growth, including the integration of Redbox, has placed and may continue to place significant demands on our operational, financial and administrative infrastructure and our management. As our operations have grown in size, scope and complexity, we have focused on integrating as appropriate and improving and upgrading our systems and infrastructure, both those relating to providing attractive and efficient customer products and services and those relating to our administration and internal systems, processes and controls. For example, management has had to adapt to and provide for oversight of a more decentralized organization as Redbox’s operations have remained primarily in Oakbrook Terrace, Illinois, while Coinstar’s corporate headquarters and coin operations have remained in Bellevue, Washington. This integration and expansion of our administration, processes, systems and infrastructure have required us to commit and will continue to cause us to commit substantial financial, operational and technical resources to managing our business. Further, our growth could strain our ability to maintain popular and reliable product and service levels for our customers, develop and improve our operational, financial and management controls in a timely and efficient manner, enhance our reporting systems and processes as may be required, and recruit, train and retain highly skilled personnel.

Managing our growth will require significant expenditures and allocation of valuable management resources. If we fail to achieve the necessary level of efficiency in our organization as we continue to integrate Redbox and otherwise appropriately grow business lines, our business, operating results and financial condition could be harmed.

We have substantial indebtedness.

On November 20, 2007, we entered into a senior secured revolving credit facility, which replaced a prior credit facility. The credit facility provides for a term loan (which is expected to be paid in full with proceeds from this offering of notes), as well as a $400.0 million revolving line of credit. On April 29, 2009, we amended and restated our credit facility to, among other things, provide for a new two-year $87.5 million term loan, the proceeds of which, net of fees and closing costs, were used to pay a portion of the deferred consideration payable by us in connection with our purchase of the outstanding interests in Redbox. As of June 30, 2009, $343.0 million was outstanding under our revolving line of credit and $87.5 million was outstanding under the term loan. We expect to use the net proceeds from this offering of notes to repay all of the amounts outstanding under the term loan and pay down a portion of the amounts outstanding under the revolving line of credit. We may prepay amounts borrowed under the term loan without premium or penalty (other than Eurodollar breakage costs), but amounts prepaid may not be reborrowed. In addition, under the revolving credit facility we may generally prepay amounts borrowed without premium or penalty. The credit facility bears interest at variable rates determined by prevailing interest rates and our leverage ratio. As a result, our costs of borrowing are exposed to risks of fluctuations in interest rates, as well as our financial condition and operating results, which affect our leverage ratio. Loans made pursuant to the credit facility are secured by a first priority security interest in substantially all of our assets and substantially all of the assets of our domestic subsidiaries, as well as a pledge of a substantial portion of our subsidiaries’ capital stock. The term loan matures on April 29, 2011 and the revolving line of credit matures on November 20, 2012.

This credit facility may limit our ability to obtain future financings or may negatively impact our business, financial condition, results of operations and growth. Due to substantial financial leverage, we may not be able to generate sufficient cash flow to service the indebtedness, or to adequately fund our operations. Moreover, the credit facility contains negative covenants and restrictions relating to such things as certain stock repurchases, liens, investments, capital expenditures, other indebtedness, payments of dividends, and fundamental changes or dispositions of our assets that could impair our flexibility to pursue growth opportunities. In addition, the credit facility requires that we meet certain financial covenants, including a maximum consolidated leverage ratio and a minimum consolidated interest coverage ratio, all as defined in the credit facility. If the financial covenants are not met or any other event of default occurs under the credit facility, our lenders would be entitled to declare our indebtedness immediately due and payable and exercise other remedies.

We may be unable to identify and define product and service trends or anticipate, gauge and react to changing consumer demands in a timely manner.

To be competitive, we need to develop or otherwise provide new product and service offerings that are accepted by the market and establish third-party relationships necessary to develop and commercialize such product and service offerings. For example, our DVD kiosks must make available on a timely basis a variety of movie titles to a broad range of customers whose preferences cannot be predicted with certainty and are subject to change. If we misjudge the market for our products and services or if a contract with a significant retailer is renegotiated, we may be faced with significant excess inventories for some products, such as DVDs and missed opportunities for sales of other products and services. In addition, if we fail to timely establish or maintain relationships with significant suppliers, we may not be able to provide our customers with desirable products and services such as various movie titles or formats. Further, in order to develop and commercialize new products and services, including our money transfer business, we will need to enhance the capabilities of our coin-counting machines and e-payment machines and equipment, as well as our related networks and systems through appropriate technological solutions, and establish market acceptance of such products or services. We cannot assure you that new products or services that we provide will be successful.

Utilization of our deferred tax assets may be limited and is dependent on future taxable income.

As of June 30, 2009, our deferred tax assets included approximately $33.7 million of net operating losses (“NOL”); however, a valuation allowance is recorded against the use of foreign NOLs in the amount of $31.0 million, leaving $2.7 million of NOLs expected to be realized. We expect that an additional NOL of approximately $250.0 million to $263.0 million will be realized as a result of the sale of the Entertainment Business. Deferred tax assets also include $8.2 million of tax credit carryforwards. The tax credits consist of $1.5 million of foreign tax credits that expire from the years 2016 to 2019, $2.2 million of research and development tax credits that expire from the years 2011 to 2030 and $4.5 million of alternative minimum tax credits that do not expire. If we fail to generate profits in the foreseeable future, our deferred tax assets may not be fully utilized, if at all. Further, there can be no assurance that we will have sufficient taxable income in future years to use the NOL and tax credit carryforwards before they expire.

We will evaluate our ability to utilize our NOL and tax credit carryforwards in future periods and, in compliance with SFAS No. 109, Accounting for Income Taxes, record any resulting adjustments that may be required to deferred income tax expense. In addition, we will reduce our deferred income tax assets for the benefits of NOL and tax credit carryforwards actually used in future periods and will recognize and record federal and state income tax expense at statutory rates in future periods. If, in the future, we determine, based on our assessment of both positive and negative evidence and objective and subjective evidence, which takes into consideration our forecasted taxable income, that it is more likely than not that we will not realize all or a portion of the deferred tax assets, we will record a valuation allowance against deferred tax assets, which would result in a charge to income tax expense. A plan for the utilization of our NOL and tax credit carryforwards may not be successfully implemented or may not result in any increase in shareholder value.

A governmental authority could challenge the amount of our NOL and tax credit carryforwards, or tax laws, regulations or interpretations could change, negatively impacting our NOL or tax credit carryforwards.

The amount of our NOL and tax credit carryforwards has not been audited or otherwise validated by the Internal Revenue Service (the “IRS”). The IRS could challenge the amount of our NOL and tax credit carryforwards, which could significantly reduce our NOL and tax credit carryforwards. Further, revisions in U.S. federal tax laws, regulations or interpretations thereof could adversely impair our ability to use the tax benefits associated with NOL and tax credit carryforwards. In addition, Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), imposes certain limitations on NOL carryforwards in the event of an “ownership change.” Calculating whether an ownership change has occurred is subject to uncertainty, both because of the complexity and ambiguity of Section 382, and because of limitations on a publicly traded company’s knowledge as to the ownership of and transactions in, its securities. Therefore, the calculation of the amount of our NOL and tax credit carryforwards may be changed as a result of a challenge by a governmental authority or our learning of new information about the ownership of, and transactions in, our securities.

We recently experienced changes in our senior management team. The loss of key personnel or the inability of replacements to quickly and successfully perform in their new roles could adversely affect our business.

During 2009, we experienced significant changes in our senior management team, most notably the transition of Paul Davis to Coinstar’s chief executive officer from chief operating officer of Coinstar, and the appointment of Gregg Kaplan as Coinstar’s president and chief operating officer and John Harvey as Coinstar’s chief financial officer (formerly chief executive officer and chief financial officer of Redbox, respectively). Further, on September 6, 2009, John Harvey gave notice of his decision to leave Coinstar and we have begun the search process to find a replacement for Mr. Harvey. Mr. Harvey has committed to assist us with transition matters, including continuing as chief financial officer through the reporting of third quarter financial results in November 2009, although we cannot guarantee that Mr. Harvey will remain with Coinstar for the expected period. Mr. Harvey stated that his decision to leave Coinstar was because of the extensive time his position required him to spend away from his family as he commuted from Redbox in Illinois to Coinstar headquarters in Bellevue, Washington on a weekly basis. Further changes in senior management could result in disruptions to our operations. If we lose (including due to the stress of travel between Redbox and Coinstar locations which various management frequently undertakes) or terminate the services of one or more of our current executives or key employees or if one or more of our current or former executives or key employees joins a competitor or otherwise leaves or competes with us, it could harm our business and our ability to successfully implement our business plan. Additionally, if we are unable to timely hire qualified replacements for our executive and other key positions, our ability to execute our business plan could be harmed. Even if we can timely hire qualified replacements, we would expect to experience operational disruptions and inefficiencies during any transition.

Competitive pressures could seriously harm our business, financial condition and results of operations.

Our coin-counting services faces competition from supermarkets, banks and other companies that purchase and operate coin-counting equipment from companies such as ScanCoin, Cummins-Allison Corporation and others. Our retailers may choose to replace our coin-counting machines with competitor machines and operate such machines themselves or through a third party, or not carry coin-counting machines at all deciding that floor space could be used for other purposes. In addition, retailers, some of which have significantly more resources than we do, may decide to enter the coin-counting market. Some banks and other competitors already provide coin-counting free of charge or for an amount that yields very low margins or that may not generate a profit at all. An expansion of the coin-counting services provided or a reduction in related fees charged by any of these competitors or retailer decisions to use floor space for other than coin-counting, could materially and adversely affect our business and results of operations.

Our DVD business faces competition from many other providers of movie content, from traditional stores, such as Blockbuster and Hollywood Video, to other self-service kiosks, such as Blockbuster Express, to online or postal providers, such as Netflix, to other movie distribution rental channels, such as pay-per-view, video-on-demand, online streaming, premium television, basic cable, and network and syndicated television, many of whom may be more experienced in the business or have more resources than we do or otherwise compete with us in this segment of our business as described above.

Our e-payment services, including our money transfer services, prepaid wireless and long distance accounts, stored value cards, debit cards and payroll services, face competition from a variety of types of providers, including, among others, national distributors of similar cards, other retailers who provide these services themselves, as well as money transfer companies. Many of these providers are more established in selling their e-payment services than we are and many invest more resources in providing such services to customers, such as InComm in the prepaid wireless and long distance markets, Blackhawk Network in the stored value cards and debit card markets and Western Union in the money transfer market. In addition, in order for us to provide many of our e-payment services, we depend on relationships with third parties, such as national wireless carriers, national supermarket chains and other retailers, money transfer agents and financial institutions. Accordingly, if we are unable to effectively market our e-payment services or maintain and establish successful relationships with appropriate third parties or our competitors provide better terms, our e-payment services will not be competitive.

In addition, the nature and extent of consolidations and bankruptcies, which often occur during or as a result of economic downturns such as the recent crisis, in markets where we install our machines and equipment, particularly the supermarket and other retailing industries, could adversely affect our operations, including our competitive position, as the number of installations and potential retail users of our machines and equipment could be significantly reduced. See the risk factor below entitled, “—Events outside of our control, including the current economic environment, has and could continue to negatively affect customers’ use of our products and services.”

We may be unable to adequately protect or enforce our patents and other proprietary rights.

Our success depends, in part, on our ability to protect our intellectual property and maintain the proprietary nature of our technology through a combination of patents, licenses and other intellectual property arrangements, without infringing the proprietary rights of third parties. We have over 90 United States and international patents related to aspects of self-service coin-counting, including patents regarding machine networking, fraud avoidance and voucher authentication, and an additional four United States and international patents related to aspects of our DVD business. We also have additional patents and patent applications pending in the United States and several foreign jurisdictions directed to our coin-counting, DVD and e-payment technologies. In addition, we may apply for or obtain (through development, acquisition or otherwise) additional patents regarding technologies used in our business.

Our patents may not be held valid if challenged, our patent applications may not be issued, and other parties may claim rights in or ownership of our patents and other proprietary rights. Since many patent applications in the United States are not publicly disclosed until 18 months after the patent has been applied for, others may have filed applications, which, if issued as patents, could cover our products or technology. Patents issued to us may be circumvented or fail to provide adequate protection of our technologies. Our competitors might independently develop or patent technologies that are substantially equivalent or superior to our technologies. Further, since patent terms are limited, other parties may begin practicing our patented technologies when our related patents expire. For example, our United States patent rights based on our original patent application primarily relating to our coin-counting business will expire in September 2012 and a patent relating to Redbox’s “Rent and Return Anywhere” feature will expire in June 2010.

In addition, certain parties may assert claims of patent infringement or misappropriation against us based on current or pending United States or foreign patents, copyrights or trade secrets, or contracts. If such claims were successful, our business could be harmed. Defending our company and our retailers against these types of claims, regardless of their merits, could require us to incur substantial costs and divert the attention of key personnel. Parties making these types of claims may be able to obtain injunctive or other equitable relief, which could effectively block or impair our ability to provide our coin-counting, DVD or e-payment services, in the United States or abroad. Such claims could also result in an award of substantial damages. If third parties have or obtain proprietary rights that our products infringe, we may be unable to obtain necessary licenses from others at a reasonable cost or at all. For example, we have been in dispute with a former supplier, ScanCoin, regarding certain contract rights and obligations as well as ownership of certain of our patents and patent applications related to our coin-counting business as described above. In addition, if we instigate litigation to enforce our patents or protect our other proprietary rights, or to determine the validity and scope of other parties’ proprietary rights, such litigation could cause us to spend significant financial and management resources. For example, we filed a claim in the federal court against ScanCoin North America alleging that it is infringing on a patent we own related to self-service coin machines. We also rely on trademarks, copyrights, trade secrets and other intellectual property to develop and maintain our competitive position. Although we protect our intellectual property in part by confidentiality agreements with our employees, consultants, vendors and corporate partners, these parties may breach these agreements. We may have inadequate remedies for any such breach and our trade secrets may otherwise become known or be discovered independently by our competitors. The failure to protect our intellectual property rights effectively or to avoid infringing the intellectual property rights of others, as well as unfavorable rulings or settlements, could seriously harm our business, financial condition and results of operations.

We may be unable to attract new retailers and penetrate new markets and distribution channels.

In order to increase our coin-counting, DVD, money transfer and e-payment services machine and equipment installations, we need to attract new retailers and develop operational or unit production cost efficiencies that make it feasible for us to penetrate lower density markets or new distribution channels, such as coin-counting machines in banks and credit unions and DVD kiosks in convenience stores. We may be unable to attract new retailers or drive down costs relating to the manufacture, installation or servicing of coin-counting, DVD, money transfer and e-payment services machines and equipment to levels that would enable us to operate profitably in lower density markets or penetrate new distribution channels. If we are unable to do so, our future operating results could be adversely affected.

Payment of increased service fees to retailers could negatively affect our business results.

We face ongoing pricing pressure from our retailers to increase the service fees we pay to them on coin-counting, DVD, money transfer and e-payment products and services or to make other financial concessions to win or retain business. If we are unable to respond effectively to ongoing pricing-related pressures, we may fail to win or retain certain accounts. Our fee arrangements are based on our evaluation of unique factors with each retailer, such as total revenue, e-payment capabilities, long-term non-cancelable contracts, installation of our machines and equipment in high-traffic, urban or rural locations and new product and service commitments. Together with other factors, an increase in service fees paid or other financial concessions made to our retailers could significantly increase our direct operating expenses in future periods and harm our business.

Events outside of our control, including the current economic environment, has and could continue to negatively affect customers’ use of our products and services.

Our customers’ use of many of our products and services is dependent on discretionary spending, which is affected by, among other things, economic and political conditions, consumer confidence, interest and tax rates, and financial and housing markets. With increased economic pressures recently affecting more and more of our potential customers, we have been negatively impacted by more conservative purchasing tendencies over the last year and expect that fewer non-essential products and services will be purchased during the coming periods if the current economic environment continues. In addition, because our business relies in part on customers initially visiting retailers to purchase products and services that are not necessarily our products and services, the fact that people are generally visiting retailers less frequently and being more careful with their money when they do, is also negatively impacting our business. For example, revenues of our coin-counting services business decreased during 2008 and 2009, which could partially be a result of less foot traffic at our retailers’ locations.

Further, our ability to obtain additional funding in the future, if and as needed, through equity issuances or loans, or otherwise meet our current obligations to third parties could be adversely affected if the economic environment continues to be difficult. In addition, the ability of third parties to honor their obligations to us could be negatively impacted, as retailers, suppliers and other parties deal with the difficult economic environment as well. Finally, there may be consequences that will ultimately result from the current economic conditions that are not yet known, and any one or more of these unknown consequences (as well as those currently being experienced) could potentially have a material adverse effect on our financial condition, operating results and liquidity as well as our business generally.

Defects, failures or security breaches in and inadequate upgrade of or changes to our operating systems could harm our business.

The operation of the coin-counting, DVD, money transfer and e-payment machines and equipment relating to our business, depends on sophisticated software, hardware, computer networking and communication services that may contain undetected errors or may be subject to failures or complications. These errors, failures or complications may arise particularly when new, changed or enhanced products or services are added. In the past, there have been limited delays and disruptions resulting from upgrading or improving these operating systems. Future upgrades, improvements or changes that may be necessary to expand and maintain our business could result in delays or disruptions or may not be timely or appropriately made, any of which could seriously harm our operations.

Certain aspects of the operating systems relating to our business are outsourced to third-party providers, including long-distance telecommunications. Accordingly, the effectiveness of these operating systems is to a certain degree dependent on the actions and decisions of third-party providers.

Further, while we have taken significant steps to protect the security of operating systems and have established certain back-up systems and disaster recovery procedures, service disruptions may result from intentional or unintentional acts of third parties, computer viruses, natural disasters, or other causes which are beyond our control. Any service disruptions, whether due to errors or delays in or failure to adequately upgrade software or computing systems, interruptions or breaches in the communications network, inadequate back-up or disaster recovery, or security breaches of the computer network systems, caused by us or third parties, could seriously harm our business, financial condition and results of operations.

Failure to adequately comply with information security policies or to safeguard against breaches of such policies could adversely affect our operations and could damage our business, reputation, financial position and results of operations.

As our business expands to provide new products and services, including additional money transfer, e-payment and DVD services, we are increasing the amount of consumer data that we collect, transfer and retain as part of our business. These activities are subject to laws and regulations, as well as industry standards, in the United States and other jurisdictions in which our products and services are available. These requirements, which often differ materially and sometimes conflict among the many jurisdictions in which we operate, are designed to protect the privacy of consumers’ personal information and to prevent that information from being inappropriately used or disclosed. We maintain and review technical and operational safeguards designed to protect this information and require third party vendors and others with whom we work to do so as well. However, despite those safeguards, it is possible that hackers, employees acting contrary to our policies, third-party agents or others could improperly access relevant systems or improperly obtain or disclose data about our customers, or that we may be determined not to be in compliance with applicable legal requirements and industry standards for data security, such as the Payment Card Industry guidelines. Any breach of relevant security policies that compromises consumer data or determination of non-compliance with applicable legal requirements or industry standards for data security could expose us to regulatory enforcement actions, card association or other monetary fines or sanctions, or contractual liabilities, limit our ability to provide our products and services, subject us to litigation and damage our reputation.

Lack of consumer confidence, whether real or perceived, in our coin-counting machines could harm our business.

The accuracy of the coin-counting functionality of our machines is important to consumers and our retailers. The failure to maintain consumer confidence in our technology and systems could harm our business. Our inability to collect the data from our coin-counting machines could lead to a delay in processing coins and crediting the accounts of our retailers for vouchers that have already been redeemed. Any inaccuracy, loss or delay in collecting or processing coin data could seriously harm our operations.

Our future operating results may fluctuate.

Our future operating results will depend significantly on our ability to continue to drive new and repeat use of our coin-counting and DVD, our ability to develop and commercialize new products and services and the costs incurred to do so, and our ability to successfully integrate newer lines of business into our operations, including, for example, DVD and money transfer services. Our operating results have a history of fluctuating and may continue to fluctuate based upon many factors, including:

•	relationships with manufacturers and suppliers;

•	fluctuations in revenue generated by our coin-counting, DVD, money transfer and e-payment products and services;

•	our ability to establish or maintain relationships with significant retailers on acceptable terms;

•	the amount of service fees that we pay to our retailers;

•	the transaction fees we charge consumers to use our services;

•	fluctuations in consumer spending patterns;

•	the successful operation of our coin-counting, DVD, money transfer and e-payment network;

•	fluctuations in operating expenses caused by various factors, including petroleum costs, labor costs and transportation costs;

•	the commercial success of our retailers, which could be affected by such factors as general economic conditions, severe weather or strikes;

•	the level of product and price competition;

•	fluctuations in interest rates, which affects our debt service obligations;

•	the timing of, and our ability to develop and successfully commercialize, new or enhanced products and services;

•	activities of and acquisitions or announcements by competitors; and

•	the impact from any impairment of inventory, goodwill, fixed assets or intangibles related to our acquisitions.

In addition, we have historically experienced seasonality in our revenues, with higher revenues in the second half of the year. Our coin product line generally experiences its highest revenues in the third calendar quarter, followed by the fourth calendar quarter, and relatively lower revenues in the first half of the year. Our DVD product line generates higher revenues in the second half of the year. Our e-payment and money transfer product lines generally provide their highest revenues in the fourth quarter. We expect our results of operations will continue to fluctuate as a result of seasonal fluctuations and our revenue mix between relatively higher margin coin and DVD product lines, and relatively lower margin e-payment and money transfer product lines.

We depend upon third-party manufacturers, suppliers and service providers for key components and substantial support for our coin-counting, e-payment and DVD services machines and equipment.

We conduct limited manufacturing operations and depend on outside parties to manufacture key components of our coin-counting, DVD, e-payment services machines and equipment. We intend to continue to expand our installed base of machines and equipment. Such expansion may be limited by the manufacturing capacity of our third-party manufacturers and suppliers. Third-party manufacturers may not be able to meet our manufacturing needs in a satisfactory and timely manner. If there is an unanticipated increase in demand for coin-counting or e-payment machines or DVD kiosks, we may be unable to meet such demand due to manufacturing constraints.

Some key hardware components used in the coin-counting, DVD and e-payment machines are obtained from a limited number of suppliers. We may be unable to continue to obtain an adequate supply of these components in a timely manner or, if necessary, from alternative sources. If we are unable to obtain sufficient quantities of components or to locate alternative sources of supply on a timely basis, we may experience delays in installing or maintaining coin-counting, DVD or e-payment machines, any of which could seriously harm our business, financial condition and results of operations.

In addition, we rely on third-party service providers for substantial support and service efforts that we currently do not provide directly. In particular, we contract with third-party providers to arrange for pick-up, processing and deposit of coins as well as limited servicing of our machines. We generally contract with a single transportation provider and coin processor to service a particular region and either party generally can terminate the contracts with advance notice ranging from 30 to 90 days. We do not currently have, nor do we expect to have in the foreseeable future, the internal capability to provide back-up coin processing service in the event of a sudden disruption in service from a commercial coin processor. Any failure by us to maintain our existing coin processing relationships or to establish new relationships on a timely basis or on acceptable terms could harm our business, financial condition and results of operations.

We are subject to substantial federal, state, local and foreign laws and government regulation specific to our business.

Our business is subject to federal, state, local and foreign laws and government regulation relating to coins, vehicle safety, access to machines in public places, charitable fundraising, the transfer of money or things of value, currency controls, weights and measures, payment cards and other payment instruments, sweepstakes, contests, consumer protection, consumer privacy, data protection and information security. The application of existing laws and regulations, changes in or enactment of new laws and regulations that apply or may in the future apply to our current or future products or services, changes in governmental authorities’ interpretation of the application of various government regulations to our business, or the failure or inability to gain and retain required permits and approvals could materially and adversely affect our business. In addition, many jurisdictions require us to obtain certain licenses in connection with the operations of our coin-counting and e-payment and money transfer services. For example, we have obtained licenses in those states and the District of Columbia which require licenses with regard to provision of some of our e-payment services, including stored value card and money transfer transactions. There can be no assurance that we will be granted all necessary licenses or permits in the future, that current licenses or permits will be renewed or that regulators will not revoke current licenses or permits. Given the unique nature of our business and new products and services we may develop or acquire in the future, the application of various laws and regulations to our business is uncertain. Further, as governmental and regulatory scrutiny and action with regard to many aspects of our business increase, we expect that our costs of complying with the applicable legal requirements will increase, perhaps substantially.

Failure to comply with these laws and regulations could result in, among other things, revocation of required licenses or permits, loss of approved status, termination of contracts, administrative enforcement actions and fines, class action lawsuits, cease and desist orders and civil and criminal liability. The occurrence of one or more of these events, as well as the increased cost of compliance, could materially adversely affect our business, financial condition and results of operations.

There are risks associated with conducting our business and sourcing goods internationally.

We currently have coin operations in Canada and the United Kingdom and Ireland and DVD operations in the United Kingdom. We expect to continue increasing our deployment of machines and equipment internationally. In addition, as of June 30, 2009, our money transfer services are offered in approximately 140 countries. Accordingly, political uncertainties, economic changes, civil unrest, exchange rate fluctuations, restrictions on the repatriation of funds, adverse changes in legal requirements, including tax, tariff and trade regulations, difficulties with foreign distributors and other difficulties in managing an organization outside the United States, could seriously harm the development of our business and ability to operate profitably. Further, as we do more business in an increasing number of countries, our business becomes more exposed to the impact of the political and economic uncertainties, including government oversight, of foreign jurisdictions.

We purchase products from vendors that obtain a significant percentage of such products from foreign manufacturers. As a result, we are subject to changes in governmental policies, exchange rate fluctuations, various product quality standards, the imposition of tariffs, import and export controls, transportation delays and interruptions and political and economic disruptions which could disrupt the supply and timely delivery of products manufactured abroad. In addition, we could be affected by labor strikes in the sea shipping, trucking and railroad industries. A reduction or interruption in supplies or a significant increase in the price of one or more supplies could have a material adverse effect on our business.

Our money transfer services business requires us to meet specific federal, state, local and foreign laws and government regulations, subjecting us to additional risk.

The money transfer industry is heavily regulated, both in the United States and internationally. We operate our money transfer services business under the authority of the licenses and approvals that we have obtained where required from the various jurisdictions in which we operate. There is no assurance that we will be able to maintain these licenses and approvals in the future.

In operating the money transfer services business in the United States for example, we are responsible for compliance with a variety of state laws and regulations, including licensing requirements, applicable to the business. In addition, we are subject to United States federal anti-money laundering laws, including United States Department of the Treasury registration requirements and reporting requirements for suspicious and certain other transactions, and the requirements of the Office of Foreign Assets Control, which prohibit transmitting money to specified countries or to or on behalf of prohibited individuals or entities. If we were to transmit money to or on behalf of, or otherwise conduct business with, a prohibited individual or entity, we could be required to pay significant damages, including fines and penalties, and our ability to conduct business in the United States and other jurisdictions could be limited. The USA PATRIOT Act and the U.S. Bank Secrecy Act mandate several anti-money laundering requirements. Any violation of anti-money laundering laws could lead to significant penalties, and could limit our ability to conduct business in the United States and other jurisdictions.

In addition, the money transfer industry is subject to international regulation, which varies from country to country. In certain countries in which we operate, we are required to maintain licenses or other governmental approvals in order to operate this business. As described above, we are responsible for compliance with these laws and regulatory requirements in those countries in which we operate the money transfer services business. Although most countries in which we operate this business do not regulate this business to the same degree as the United States, this could change in the future.

Failure to comply, or as discussed below the failure of a money services business that we have acquired to comply before our acquisition, with the laws and government regulations in jurisdictions in which we operate, or in which the acquired company operated the money transfer services business could result in, among other things, revocation of required licenses or registrations, loss of approved status, termination of contracts with banks or retail representatives, administrative enforcement actions and fines, penalties or other damages, class action lawsuits, cease and desist orders, and/or other civil and criminal liability. The occurrence of one or more of these events could adversely affect our business, financial condition and results of operations. Furthermore, additions to or changes in the laws, regulations or other industry practices and standards in the United States or any of the foreign countries in which the money transfer services business operates could also increase our compliance and other costs of doing business, require significant systems redevelopment, reduce the market for or value of our products or services or render our products or services less profitable or obsolete, lead to a loss of agents, and have an adverse effect on our results of operations.

Our money transfer service is and will remain reliant on an effective agent network.

Substantially all of the money transfer services revenue is generated through an agent network spanning approximately 140 countries as of June 30, 2009. Agents include banks and other financial institutions, regional micro-finance companies, chain stores and local convenience stores. Transaction volumes at existing agent locations often increase over time and new agents provide us with additional revenue. If agents decide to leave our network, or if we are unable to sign new agents, our revenue and profit growth rates may be adversely affected. Agent attrition might occur for a number of reasons, including a competitor engaging an agent or an agent’s dissatisfaction with its relationship with us or the revenue derived from that relationship. In addition, agents may generate fewer transactions or less revenue for various reasons, including changes in economic circumstances affecting customers and potential customers, the appearance of competitors close to our agent locations or increased competition. Because an agent is a third party that engages in a variety of activities in addition to providing our services, an agent may encounter business difficulties unrelated to its provision of our services, which could cause the agent to reduce its number of locations, hours of operation, or cease doing business altogether. Moreover, we could suffer financial loss and additional liability from the failure for any reason of our agents to provide good funds in a money transfer. The failure of the agent network to meet our expectations regarding revenue production and business efficiencies may negatively impact our business, financial condition and results of operations.

Further, failure, either intentional or unintentional, by our agents to comply with the laws and regulatory requirements of applicable jurisdictions, including anti-money laundering, consumer privacy and information security restrictions, in connection with our money transfer services business or otherwise, could result in, among other things, revocation of required licenses or registrations, loss of approved status, termination of contracts with third parties, administrative enforcement actions and fines, seizure or forfeiture of our funds, class action lawsuits, cease and desist orders and civil and criminal liability, as well as damage to our reputation. The occurrence of one or more of these events could materially adversely affect our business, financial condition and results of operations.

Our business involves the movement of large sums of money, and, as a result, our business is particularly dependent on our ability to process and settle transactions accurately and efficiently.

Our business involves the movement of large sums of money. For example, our money transfer services revenues consist primarily of transaction fees that are charged for the movement of money. These transaction fees represent only a small fraction of the total amount of money that is moved. Further, our coin-counting and DVD services businesses require the effective transfer of large sums of money between many different locations as well. Because we are responsible for large sums of money that often are substantially greater than the revenues generated, the success of our business particularly depends upon the efficient and error-free handling of the money that is remitted and that is used to clear payment instruments or complete transfers. We rely on the ability of our agents and employees and our operating systems and network to process these transactions in an efficient, uninterrupted and error-free manner. In addition, we rely on third-party vendors in our business, including, among others, clearing banks which clear our money orders, official checks and money transfers, and certain of our telecommunication providers. In the event of a breakdown, catastrophic event, security breach, improper operation or any other event impacting our systems or network or our vendors’ systems or processes, or improper or other actions taken by our agents, employees, or third party vendors, we could suffer financial loss, loss of customers, regulatory sanctions and damage to our reputation.

Our customers’ ability to access our products and services can be adversely affected by severe weather, natural disasters and other events beyond our control, such as fires, power failures, telecommunication loss and terrorist attacks.

Our operational and financial performance is a direct reflection of customer use of and the ability to operate and service the coin-counting, DVD, money transfer and e-payment services machines and equipment used in our business. Severe weather, natural disasters and other events beyond our control can, for extended periods of time, significantly reduce customer use of our products and services as well as interrupt the ability of our employees and third-party providers to operate and service our equipment and machines. In some cases, severe weather, natural disasters and other events beyond our control may result in extensive damage to or destruction of our infrastructure and equipment, including loss of machines used to provide our products and services, which losses may not be fully covered by insurance.

Acquisitions and investments involve risks that could harm our business and impair our ability to realize potential benefits from such acquisitions and investments.

As part of our business strategy, we have in the past sought and may in the future seek to acquire or invest in businesses, products or technologies that we feel could complement or expand our business. For example, in February 2009 we completed the acquisition of the outstanding interest in Redbox, and in January 2008 and May 2006, we purchased the money transfer services business GroupEx and CMT, respectively. However, we may be unable to adequately address the financial, legal and operational risks raised by such acquisitions or investments and may not successfully integrate these acquisitions or investments, which could harm our business and prevent us from realizing the projected benefits of the acquisitions and investments. Further, the evaluation and negotiation of potential acquisitions and investments, as well as the integration of acquired businesses, divert management time and other resources. In addition, we cannot assure you that any particular transaction, even if successfully completed, will ultimately benefit our business. Certain financial and operational risks related to acquisitions and investments that may have a material impact on our business are:

•	the assumption of known and unknown liabilities of an acquired company, including employee and intellectual property claims and other violations of applicable law;

•	losses related to acquisitions and investments (for example, losses related to our prior Entertainment Business line);

•	managing relationships with other investors and the companies in which we have made investments;

•	reduced liquidity, including through the use of cash resources and incurrence of debt and contingent liabilities in funding acquisitions and investments;

•	difficulties and expenses in assimilating the operations, products, technology, information systems or personnel of an acquired company;

•	inability to efficiently divest unsuccessful acquisitions and investments;

•	stockholder dilution if an acquisition is consummated through an issuance of our securities;

•	imposition of restrictive covenants and increased debt service obligations that provide us less flexibility in how we operate our business to the extent we borrow to finance an acquisition;

•	amortization expenses related to acquired intangible assets and other adverse accounting consequences;

•	costs incurred in identifying and performing due diligence on potential targets that may or may not be successful;

•	impairment of relationships with employees, retailers and affiliates of our business and the acquired business;

•	entrance into markets in which we have no direct prior experience; and

•	impairment of goodwill arising from our acquisitions and investments.

We may be subject to product liability claims if property or people are harmed by our products and services.

Some of the products we sell may expose us to product liability claims arising from personal injury, death or property damage. Any such product liability claim may result in adverse publicity regarding us and the products we sell. Even if we successfully defend ourselves against or settle this type of claim, we could be forced to spend a substantial amount of money in litigation or settlement expenses and our management could be required to spend valuable time in dealing with these claims. Further, our vendors may not indemnify us against product liability. There is a risk that claim awards, settlement payments, related costs or associated liabilities may exceed, or fall outside the scope of, our insurance coverage and we cannot be certain that insurance will continue to be available to us on economically reasonable terms, or at all. Any imposition, or even possible imposition, of product liability could harm our business, financial condition and operating results.

Risks Related to the Notes

We may not have the ability to pay interest on the notes, to settle conversions of the notes or to repurchase the notes upon a fundamental change.

The notes bear interest semi-annually at a rate of interest set forth on the cover of this prospectus supplement, payable March 1 and September 1 of each year. If a fundamental change occurs, holders of the notes may require us to repurchase, for cash, all or a portion of their notes. In addition, upon conversion of the notes, we will be required to make cash payments of up to $1,000 for each $1,000 in principal amount of notes converted as described under “Description of Notes—Settlement upon Conversion.” We may not have sufficient funds to pay interest on the notes, the fundamental change repurchase price for any notes or cash payments due upon conversion.

In addition, our existing senior secured credit facility prohibits us from making any cash payments due upon the conversion or repurchase of the notes if (i) an event of default then exists or would result from the relevant payment under that facility or (ii) after giving effect to the relevant cash payment, we would not be in pro forma compliance with our 2.5 to 1 consolidated leverage ratio test specified in that facility. While we are currently in compliance with our maximum consolidated leverage ratio covenant in that facility, our consolidated leverage ratio as of June 30, 2009 was 2.7 to 1. We are currently prohibited from making such cash payments unless we first reduce our consolidated leverage ratio. Any agreements or indebtedness we enter into or incur in the future may further restrict our ability to pay interest, the fundamental change repurchase price or cash payments upon conversion of the notes, and the indenture governing the notes does not limit the amount of debt that we or our subsidiaries may incur.

If we fail to pay interest on the notes or cash payable upon conversion of the notes, or if we fail to repurchase the notes, we will be in default under the indenture governing the notes. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our existing and future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversion thereof.

Our corporate structure results in structural subordination with respect to the liabilities of our subsidiaries and may affect our ability to make payments on the notes.

Our subsidiaries conduct a substantial amount of our consolidated operations and own a substantial amount of our consolidated assets. Consequently, our cash flow and our ability to make payments on our indebtedness, including the notes, substantially depends upon our subsidiaries’ cash flow and payments of funds to us by our subsidiaries. Our subsidiaries are not obligated to make funds available to us for payment on the notes or otherwise and such subsidiaries’ ability to make any payments will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions.

The notes are our general, unsecured obligations. The notes will rank equal in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. The notes will be structurally subordinated to all existing and future indebtedness (including trade payables) incurred by our subsidiaries, and will be effectively subordinated to any of our existing and future secured indebtedness (including capital leases) to the extent of the value of our assets that secure such indebtedness.

As of June 30, 2009, our subsidiaries had aggregate indebtedness (including capital leases) of approximately $54.2 million having effective priority over the notes to the extent of such subsidiaries’ assets. In addition, certain of our subsidiaries guarantee our senior secured credit facility (including our $400 million revolving line of credit and term loan), pursuant to which $430.5 million was outstanding as of June 30, 2009.

As of June 30, 2009, our total consolidated indebtedness (including the indebtedness of our subsidiaries described above) was approximately $500.7 million. Of this amount:

•

approximately $497.0 million was secured debt (including capital leases) having priority over the notes to the extent of the value of our and our subsidiaries’ assets that secure such indebtedness; and

•	approximately $3.7 million was unsecured and unsubordinated debt ranking equally in right of payment with the notes.

After giving effect to the offering (assuming no exercise of the underwriters’ option to purchase additional notes) and the application of the net proceeds of the offering as described under “Use of Proceeds,” our total consolidated indebtedness would have been $473.2 million as of June 30, 2009. See “Capitalization.”

The indenture governing the notes does not limit the amount of debt that we or our subsidiaries may incur.

We expect that the trading value of the notes will be significantly affected by the price of our common stock, which may be volatile.

Our common stock has experienced significant price and volume fluctuations. See “—Risks Related to Our Common Stock—Our stock price has been and may continue to be volatile.” In addition, the stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock, as well as the general level of interest rates and our credit quality, will likely significantly affect the market price of the notes. This may result in significantly greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities we may issue.

The price of our common stock also could be affected by possible sales of common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage activity involving our common stock that we expect to develop as a result of the issuance of the notes. The hedging or arbitrage could, in turn, affect the trading prices of the notes.

The notes will not be secured by any of our assets and our secured debt will have claims with respect to the secured assets superior to the notes.

The notes will not initially, and are not expected in the future to be, secured by any of our assets. Our outstanding obligations under our senior secured credit facility are secured by certain of our assets and the assets of certain of our subsidiaries that have provided guarantees of the facility. Our capital leases are effectively secured by the assets that we are leasing. In addition, future indebtedness may provide, or the terms with respect to existing indebtedness may be amended to provide, a lien against some or all of our assets. If we become insolvent or are liquidated, or if payment of any secured indebtedness (including capital leases) is accelerated, the holders of the secured indebtedness, including the lenders under our senior secured credit facility and lessors under capital leases, as the case may be, will be entitled to exercise the remedies available to secured lenders and lessors under applicable law, including the ability to foreclose on and sell the assets securing such indebtedness (including capital leases) in order to satisfy such indebtedness. In any such case, any remaining assets may be insufficient to satisfy our obligations with respect to holders of the notes.

The conditional conversion feature of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible.

Prior to June 1, 2014, the notes are convertible only if and during the periods when specified conditions are met. If these conditions for conversion are not met, until such date, you will not be able to convert your notes and you may not be able to receive the value of the underlying common stock or the value of the consideration into which the notes would otherwise be convertible.

Recent developments in the convertible debt markets may adversely affect the market value of the notes.

Governmental actions that interfere with the ability of convertible debt investors to effect short sales of the underlying shares of common stock could significantly affect the market value of the notes. Such government actions would make the convertible arbitrage strategy that many convertible debt investors employ difficult to execute for outstanding convertible debt of any company whose common stock is subject to such actions. The convertible debt markets recently experienced unprecedented disruptions resulting from, among other things, the recent instability in the credit and capital markets and the emergency orders issued by the SEC on September 17 and 18, 2008 (and extended on October 1, 2008). These orders were issued as a stop-gap measure while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. Among other things, these orders temporarily imposed a prohibition on effecting short sales of common stock of certain financial companies. As a result, the SEC orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute for outstanding convertible debt of those companies whose common stock was subject to the short sale prohibition. Although the SEC orders expired on October 8, 2008, the SEC is currently considering instituting other limitations on effecting short sales (such as the up-tick rule) and other regulatory organizations may do the same. On April 8, 2009, the SEC voted unanimously to seek public comment on whether short sale price restrictions or circuit breaker restrictions should be imposed. The SEC voted to propose two approaches to restrictions on short selling. One approach would apply on a market-wide and permanent basis, including adoption of a new uptick rule, while the other would apply only to a particular security during severe market declines in that security, and would involve, among other limitations, bans on short selling in a particular security during a day if there is a severe decline in price in that security. On August 17, 2009, the SEC reopened the public comment period on the proposed short sale price restrictions. In reopening the comment period, the SEC sought public comment on an additional approach to restrictions on short selling. The additional approach, referred to as the alternative uptick rule, would involve an alternative price test that would allow short selling only at a price above the current national best bid price. If any such limitations are instituted by the SEC or any other regulatory agencies, the market value of the notes could be adversely affected.

The conversion rate of the notes may not be adjusted for all dilutive events, which may adversely affect the trading price of the notes.

The conversion rate of the notes is subject to adjustment for certain events, including but not limited to the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes— Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, which may adversely affect the trading price of the notes or the consideration issued upon conversion thereof. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

The notes do not restrict our ability to incur additional debt or to take other actions that could negatively impact holders of the notes.

We are not restricted under the terms of the indenture or the notes from incurring additional indebtedness or securing any of our indebtedness. In addition, the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt and take a number of other actions that are not limited by the terms of the indenture and the notes could have the effect of diminishing our ability to make payments on the notes when due. In addition, we are not restricted from repurchasing common stock or any indebtedness, including subordinated indebtedness, by the terms of the indenture and the notes. If the underwriters exercise their option to purchase additional notes, or if we issue other debt securities in the future, our debt service obligations will increase.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. For example, the indenture does not restrict our ability in the future to enter into new credit facilities that may be secured and, accordingly, effectively senior to the notes. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us, except to the extent described under “Description of Notes—Fundamental Change,” “Description of Notes—Conversion Rate Adjustments—Make Whole upon Certain Transactions” and “Description of Notes—Merger and Sales of Assets by Coinstar.”

Holders may not be able to accelerate the maturity of the notes if we fail to make our SEC filings in a timely manner.

The indenture governing the notes will require us to furnish our SEC filings to the trustee no more than 15 days after the date on which we are required to file them with the SEC. The indenture also requires us to comply with certain filing requirements as set forth in the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). See “Description of Notes—Reports.” If we fail to furnish such reports to the trustee, or we fail to comply with such filing requirements, we will be permitted to pay additional interest during the 180-day period after the date they were due, and during such period, holders of notes will not be able to accelerate the maturity of the notes. The indenture does not contain any other reporting requirements with the SEC on our part. Accordingly, holders of notes may not be able to accelerate the maturity of the notes if we fail to make our SEC filings in a timely manner. See “Description of Notes—Events of Default.”

If you hold notes, you will not be entitled to any rights with respect to the common stock, but you will be subject to all changes made with respect to the common stock to the extent we are required to deliver shares of our common stock upon conversion of the notes.

If you hold the notes, you will not be entitled to any rights with respect to the common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on the common stock) prior to the last trading day of the applicable conversion reference period, but you will be subject to all changes affecting the common stock to the extent that we are required to deliver shares of our common stock upon conversion of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining stockholders of record entitled to vote on the amendment occurs prior to the last trading day of the applicable conversion reference period, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of the common stock or other classes of capital stock upon conversion of your notes to the extent that we are required to deliver shares of our common stock upon conversion of the notes.

We may issue additional shares of our common stock or instruments convertible into our common stock, including in connection with conversions of notes, and thereby materially and adversely affect the price of the common stock.

Subject to lock-up provisions that apply for the first 90 days after the date of this prospectus supplement, we are not restricted from issuing additional shares of our common stock or other instruments convertible into our common stock during the life of the notes. If we issue additional shares of common stock or instruments convertible into common stock, it may materially and adversely affect the price of the common stock and, in turn, the price of the notes. In addition, the conversion of some or all of the notes may dilute the ownership interests of existing stockholders, and any sales in the public market of any of common stock issuable upon such conversion could adversely affect prevailing market prices of the common stock. In addition, to the extent that we are required to deliver shares of our common stock upon conversion of the notes, the anticipated conversion of the notes into shares of our common stock or a combination of cash and shares of our common stock could depress the trading price of our common stock.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right.

Pursuant to the terms of the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

The amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume weighted average prices of our common stock for each trading day in a 25 trading day applicable conversion reference period. As described under “Description of Notes—Settlement upon Conversion,” the applicable conversion reference period shall be (i) for notes with a conversion date occurring during the period beginning on, and including, the 30th scheduled trading day prior to the stated maturity date and ending at 5:00 p.m., New York City time, on the business day immediately prior to the stated maturity date, the 25 consecutive trading-day period beginning on, and including, the 27th scheduled trading day prior to the stated maturity date, and (ii) in all other cases, the 25 consecutive trading day period beginning on, and including, the third trading day immediately following the related conversion date. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average of the volume weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

Some significant transactions may not constitute a fundamental change that would obligate us to offer to repurchase the notes or to increase the conversion rate.

Because the term fundamental change is limited to certain specified transactions, it may not include other events that might adversely affect our financial condition or the market price of the notes or our common stock in all cases. For example, we will not be required to repurchase any notes upon the occurrence of a transaction that would otherwise constitute a fundamental change if at least 90% of the consideration in the transaction consists of shares of common stock traded on the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or any successor thereto). Furthermore, certain other transactions such as leveraged recapitalizations, refinancings, restructurings or certain acquisitions of other entities by us or our subsidiaries would not constitute a fundamental change requiring us to repurchase the notes or to increase the conversion rate. See “Description of Notes—Conversion Rate Adjustments—Make Whole upon Certain Transactions” and “Description of Notes—Fundamental Change.”

The increase in the conversion rate applicable to notes that holders convert in connection with a make whole adjustment event may not adequately compensate you for the lost option time value of your notes as a result of that make whole adjustment event.

If a make whole adjustment event occurs prior to the stated maturity date of the notes, we will in some cases increase the conversion rate for a holder that elects to convert its notes in connection with such make whole adjustment event. The amount of the increase in the conversion rate depends on the date when such make whole adjustment event becomes effective and the applicable price paid (or deemed paid) per share of our common stock in such make whole adjustment event as described in this prospectus supplement. See “Description of Notes—Conversion Rate Adjustments—Make Whole upon Certain Transactions.” Although the increase in the conversion rate is designed to compensate you for the lost option time value of your notes as a result of such make whole adjustment event, the increase in the conversion rate is only an approximation of the lost value and may not adequately compensate you for the loss. In addition, you will not be entitled to an increased conversion rate if the applicable price is greater than $300.00 per share or less than $30.41 per share (in each case, subject to adjustment). Moreover, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed 32.8839 shares per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate upon the occurrence of a make whole adjustment event could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

You may be subject to U.S. federal income tax upon an adjustment to, or a failure to adjust, the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment under certain circumstances, such as stock splits and combinations, stock dividends, certain cash dividends and other actions by us that modify our capital structure. See “Description of Notes—Conversion Rate Adjustments.” Under certain circumstances, if the conversion price is adjusted, holders of the notes may be deemed to have received a taxable dividend for U.S. federal income tax purposes, notwithstanding the fact that they do not receive any cash in connection with the conversion rate adjustment and even though they may not exercise their conversion rights. In addition, a failure to adjust (or adjust adequately) the conversion rate after an event that increases a holder’s proportionate interest in us could be treated as a deemed taxable dividend to such holder for U.S. federal income tax purposes. If you are a Non-U.S. Holder (as defined in “Certain U.S. Federal Income Tax Considerations”) of the notes, any such deemed dividend, may, in certain circumstances, be subject to U.S. federal withholding tax (currently at a rate of 30%, or such lower rate as may be specified by an applicable treaty), which may be set off against subsequent payments on the notes. See “Certain U.S. Federal Income Tax Considerations.”

If a make-whole adjustment event occurs, under certain circumstances, we will increase the conversion rate for the notes converted in connection with the make-whole adjustment event. Such an increase may be treated as a distribution subject to U.S. federal income or withholding tax as a dividend. See “Description of Notes—Conversion Rate Adjustments—Make Whole upon Certain Transactions” and “Certain U.S. Federal Income Tax Considerations.”

The U.S. federal income tax treatment of a conversion of a note into a combination of cash and our common stock is uncertain and, under certain circumstances, such conversion may result in taxable gain for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a conversion of a note into a combination of cash and our common stock is uncertain. Upon such a conversion, you may recognize taxable gain for U.S. federal income tax purposes with respect to the cash aspect of the conversion. See “Certain U.S. Federal Income Tax Considerations.”

An active trading market for the notes may not develop.

The notes are a new issue of securities for which there is no established trading market. We do not intend to apply to list the notes on any securities exchange or to include the notes on any automated dealer quotation system. As a result, an active trading market for the notes may not develop and any such market, if it were to develop, may not be liquid or sustainable for any period of time. The underwriters may discontinue any market making activities they conduct at any time, in their sole discretion, which could further negatively impact your ability to sell the notes or the prevailing market price at the time you choose to sell. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, the market for similar securities, the price of our common stock, our performance, and restrictions on transfer of the notes.

Risks Related to Our Common Stock

Our stock price has been and may continue to be volatile.

Our stock price has fluctuated substantially since our initial public offering in July 1997. For example, during the twelve months ended September 10, 2009, the closing price of our common stock ranged from $15.71 to $38.28 per share. Our stock price may fluctuate significantly in response to a number of factors, including:

•	the termination, non-renewal or re-negotiation of one or more retailer, supplier or distributor relationships;

•	trends and fluctuations in the use of our coin, DVD, money transfer and e-payment services;

•	developments in our contractual obligations or litigation with movie studios and DVD distributors;

•	operating results below market expectations and changes in, or our failure to meet, financial estimates of securities analysts or our own guidance;

•	acquisition, merger, investment and disposition activities;

•	period-to-period fluctuations in our financial results;

•	announcements of technological innovations or new products or services by us or our competitors;

•	announcements regarding the establishment, modification or termination of relationships regarding the development of new or enhanced products and services;

•	release of analyst reports;

•	economic or other external factors, for example, those relating to the current economic environment and fluctuations in the trading price of stocks generally;

•	ineffective internal controls; and

•	industry developments.

In addition, the securities markets have experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also seriously harm the market price of our common stock.

Our anti-takeover mechanisms may affect the price of our common stock and make it harder for a third party to acquire us without the consent of our board of directors.

We have implemented anti-takeover provisions that may discourage takeover attempts and depress the market price of our stock. Provisions in our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Delaware law also imposes some restrictions on mergers and other business combinations between us and any acquirer of 15% or more of our outstanding common stock. Furthermore, Washington law may impose additional restrictions on mergers and other business combinations between us and any acquirer of 10% or more of our outstanding common stock. These provisions may make it harder for a third party to acquire us without the consent of our board of directors, even if the offer from a third party may be considered beneficial by some stockholders.

RATIO OF EARNINGS TO FIXED CHARGES

For purposes of computing the ratio of earnings to fixed charges, earnings represent pre-tax income (loss) from continuing operations before adjustments for minority interests in consolidated subsidiaries or income (loss) from equity investees plus distributed income of equity investees plus fixed charges. Fixed charges represent the sum of interest expenses, including amortization of deferred financing costs and assumed interest component of rental expenses. The following table sets forth our ratios of earnings to fixed charges for each period indicated (unaudited):

	Six Months Ended June 30, 2009	Year Ended December 31,
		2008	2007(1)	2006	2005	2004
Ratio of Earnings to Fixed Charges	2.14	2.70	—	2.69	3.24	4.85

(1)	Earnings were inadequate to cover fixed charges by approximately $29.9 million for the year ended December 31, 2007.

Because the proceeds of this offering will be used to repay indebtedness and the ratio of earnings to fixed charges would change by ten percent or more, pro forma ratios of earnings to fixed charges are presented below (unaudited).

	Six Months Ended June 30, 2009	Year Ended December 31, 2008
Pro Forma Ratio of Earnings to Fixed Charges	1.90	2.24

USE OF PROCEEDS

We expect to receive net proceeds of approximately $169.1 million from the sale of $175.0 million aggregate principal amount of notes we are offering (or approximately $193.4 million if the underwriters exercise in full their option to purchase additional notes), after deducting the underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering to:

•

repay all of the approximately $87.5 million outstanding under our $87.5 million term loan under our senior secured credit facility plus accrued interest, which was incurred to pay a portion of the deferred consideration payable by us in connection with our purchase of the outstanding interests in Redbox on February 26, 2009; and

•

pay down approximately $81.6 million of the outstanding balance under our $400 million senior secured revolving line of credit under our senior secured credit facility plus accrued interest, which was incurred to pay a portion of the deferred consideration payable by us in connection with our purchase of the outstanding interest in Redbox on February 26, 2009 as well as for working capital.

If the underwriters exercise their option to purchase an additional $25.0 million in principal amount of notes, we intend to use the net proceeds to pay down additional outstanding balance under our $400 million senior secured revolving line of credit and for general corporate purposes.

As of August 31, 2009, interest on borrowings under our term loan had a weighted average interest rate of 4.8%. The term loan matures on April 29, 2011. As of August 31, 2009, interest on borrowings under our $400 million senior secured revolving line of credit facility had a weighted average interest rate of 3.5%. The senior secured revolving line of credit facility matures on November 20, 2012.

Affiliates of certain of the underwriters participating in this offering are lenders under our senior secured credit facility and will receive greater than 10% of the net proceeds of this offering through our repayment of amounts outstanding under the senior secured credit facility as noted above. See “Underwriting.”

CAPITALIZATION

The following table sets forth our unaudited actual and as adjusted cash and cash equivalents and capitalization as of June 30, 2009, as described below. The as adjusted column gives effect to the receipt of the estimated net proceeds of $169.1 million from the sale of the notes in this offering and does not include any additional proceeds that may be received if the underwriters exercise their option to purchase additional notes. The as adjusted column does not include any adjustments necessary to reflect the effects of the disposition of the Entertainment Business. See “Pro Forma Financial Information.”

The following table shows:

•	our historical capitalization as of June 30, 2009; and

•	our capitalization as of June 30, 2009, as adjusted to reflect this notes offering and the application of the net proceeds of this notes offering as described under “Use of Proceeds.”

The information is this table is derived from and should be read together with our historical consolidated financial statements and the accompanying notes included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and in our Current Report on Form 8-K filed on August 24, 2009, which are incorporated by reference into this prospectus supplement. You should also read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and in our Annual Report on Form 10-K for the year ended December 31, 2008.

	As of June 30, 2009
	Actual	As Adjusted
	(Unaudited) (dollars in thousands)
Cash and cash equivalents	$58,407	$58,407

Long-term debt:
Revolving line of credit	343,000	261,397
Term loan	87,500	—
Redbox debt(1)	10,808	10,808
Capital leases(2)	35,015	35,015
Other debt	24,381	24,381
4.00% convertible senior notes due 2014(3)	—	141,565

Total debt	500,704	473,166

Stockholders’ equity:
Common stock	367,653	367,653
Total equity(3)	329,189	362,624

Total capitalization	$829,893	$835,790

(1)	On August 31, 2009, we repaid this debt using funds not obtained as part of this debt offering.
(2)	Does not include capital leases totaling $25.5 million entered into since June 30, 2009.
(3)	Under the Financial Accounting Standards Board Accounting Standard Codification (FASB ASC) 470 20, which we adopted on January 1, 2009, an estimated debt discount of approximately $33.4 million would have been recorded for the convertible senior notes, reducing the outstanding debt amounts to $141.6 million and increasing total equity by approximately $33.4 million.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is traded on the NASDAQ Global Select Market under the symbol “CSTR.” The following table sets forth, for the periods indicated, the high and low sales prices per share as reported by the NASDAQ Global Select Market for our common stock. The quotations represent inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions. The last reported sales price of our common stock on the NASDAQ Global Select Market on September 10, 2009 was $30.41 per share.

	High	Low
Fiscal 2007:
First Quarter	$31.65	$28.30
Second Quarter	34.97	30.20
Third Quarter	34.00	30.36
Fourth Quarter	34.74	24.69

Fiscal 2008:
First Quarter	$32.82	$25.10
Second Quarter	38.90	28.11
Third Quarter	35.91	30.13
Fourth Quarter	33.36	15.71

Fiscal 2009:
First Quarter	$33.00	$18.84
Second Quarter	37.67	25.00
Third Quarter (through September 10, 2009)	38.28	24.79

As of September 1, 2009, there were 181 holders of record of our common stock. This does not include the number of persons whose stock is held in nominee or “street name” accounts through brokers.

We have never paid any cash dividends on our capital stock. We currently intend to retain all future earnings to fund development and growth of our business, retire debt obligations or buy back our common stock for the foreseeable future. In addition, we are restricted from paying dividends under our current credit facility.

PRO FORMA FINANCIAL INFORMATION

As discussed in “Summary—Recent Events,” we recently sold our Entertainment Business. We anticipate that the disposition will be reported under discontinued operations in our consolidated statement of operations in our Quarterly Report on Form 10-Q for the third quarter of 2009. The following financial information presents the pro forma impact of the transaction on our historical financial statements as of June 30, 2009 and for the years ended December 31, 2008, 2007 and 2006 and six months ended June 30, 2009 and June 30, 2008.

The following unaudited pro forma condensed consolidated financial statements are based on and should be read in conjunction with our historical consolidated financial statements and related notes included in our Current Report on Form 8-K filed with the SEC on August 24, 2009 for the recast of our 2008 financial statements and our unaudited consolidated financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2009 and June 30, 2008.

The following unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2009 and June 30, 2008 and twelve months ended December 31, 2008, 2007 and 2006 are prepared as though the sale of the Entertainment Business occurred as of the beginning of each of the periods presented and the operating results from the Entertainment Business are excluded from our condensed consolidated financial statements. The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2009 is prepared as if the sale of the Entertainment Business occurred as of June 30, 2009. Pro forma adjustments are described in the Notes to Unaudited Pro Forma Condensed Consolidated Statements, and are based upon available information and certain assumptions that we believe are reasonable. The allocations are preliminary in nature and subject to change following the transaction based on refinements as actual data become available.

The following unaudited pro forma condensed consolidated financial statements are presented for illustrative and informational purposes only and are not intended to represent or be indicative of the financial condition or results of operations that would actually have been recorded if the sale of the Entertainment Business had occurred as of or during the periods presented. In addition, the unaudited pro forma condensed consolidated financial statements are not intended to represent our financial position or results of operations for any future date or period.

COINSTAR, INC.

Pro Forma Condensed Consolidated Balance Sheet

June 30, 2009

(in thousands)

(unaudited)

	Coinstar Consolidated Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$58,407	$(2,500	)(2)	$55,907
Cash in machine or in transit	48,712	(1,956	)(1)	46,756
Cash being processed	81,133	(4,667	)(1)	76,466
Accounts receivable, net	60,468	(1,010	)(1)	59,458
Inventory	97,438	(15,583	)(1)	81,855
Deferred income taxes	7,191	(1,244	)(1)	5,947
Prepaid expenses and other current assets	27,407	(2,512	)(1)	24,895

Total current assets	380,756	(29,472)		351,284
Property and equipment, net	384,912	(33,443	)(1)	351,469
Deferred income taxes	41,713	83,965	(1), (2), (3)	125,678
Other assets	12,494	(2,915	)(1)	9,579
Intangible assets, net	39,038	(4,500	)(1), (4)	34,538
Goodwill	290,300	—		290,300

Total assets	$1,149,213	$13,635		$1,162,848

LIABILITIES AND EQUITY
Current Liabilities:
Account payable	$109,697	$(5,966	)(1)	$103,731
Accrued payable to retailers and agents	129,687	(4,667	)(1)	125,020
Other accrued liabilities	78,186	(3,127	)(1), (2)	75,059
Current portion of long-term debt	6,545	—		6,545
Current portion of capital lease obligations	19,374	(2,583	)(1)	16,791

Total current liabilities	343,489	(16,343)		327,146
Long-term debt and other	459,144	(389	)(1)	458,755
Capital lease obligations	15,641	(818	)(1)	14,823
Deferred tax liability	1,750	—		1,750

Total liabilities	820,024	(17,550)		802,474
Total equity	329,189	31,185	(1), (2), (3)	360,374

Total liabilities and equity	$1,149,213	$13,635		$1,162,848

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

COINSTAR, INC.

Pro Forma Condensed Consolidated Statement of Operations

Six Months Ended June 30, 2009

(in thousands, except per share data)

(unaudited)

	Coinstar Consolidated Historical	Pro Forma Adjustments		Pro Forma
Revenue	$585,123	$(64,307	)(1)	$520,816
Expenses:
Direct operating	416,179	(60,775	)(1)	355,404
Marketing	10,849	(77	)(1)	10,772
Research and development	2,556	—		2,556
General and administrative	67,385	(3,431	)(1)	63,954
Depreciation and other	48,858	(5,426	)(1)	43,432
Amortization of intangible assets	4,372	(460	)(1)(7)	3,912

Income from operations	34,924	5,862		40,786
Other income (expense):
Foreign currency loss and other, net	(63)	(6	)(1)	(69)
Interest income	161	(7	)(1)	154
Interest expense	(15,186)	48	(1)	(15,138)

Income before income taxes	19,836	5,897		25,733
Income tax expense	(7,288)	(2,182	)(1)	(9,470	)(5)

Net income before non-controlling interests	12,548	3,715		16,263
Less: Net income attributable to non-controlling interests	(3,627)	—		(3,627)

Net income attributable to Coinstar, Inc.	$8,921	$3,715		$12,636

Earning per share:
Basic	$0.30			$0.43
Diluted	$0.30			$0.42
Weighted shares outstanding:
Basic	29,525			29,525
Diluted	29,893			29,893

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

COINSTAR, INC.

Pro Forma Condensed Statement of Operations

Six Months Ended June 30, 2008

(in thousands, except per share data)

(unaudited)

	Coinstar Consolidated Historical	Pro Forma Adjustments		Pro Forma
REVENUE	$410,422	$(80,057	)(1)	$330,365

EXPENSES
Direct operating	281,819	(71,930	)(1)	209,889
Marketing	6,618	(44	)(1)	6,574
Research and development	2,421	—		2,421
General and administrative	45,802	(3,010	)(1)	42,792
Depreciation and other	35,826	(9,214	)(1)	26,612
Amortization of intangible assets	4,640	(458	)(1)(7)	4,182
Proxy, write-off of acquisition costs and litigation settlement	3,084	—		3,084

Income from operations	30,212	4,599		34,811

OTHER INCOME (EXPENSE):
Foreign currency loss and other, net	(2,018)	(40	)(1)	(2,058)
Interest income	885	(2	)(1)	883
Interest expense	(10,822)	143	(1)	(10,679)
Loss from equity investments	(337)	—		(337)

Income before income taxes	17,920	4,700		22,620
Income tax expense	(5,097)	(1,818	)(1)	(6,915	)(5)

NET INCOME before non-controlling interests	12,823	2,882		15,705
Less: Net income attributable to non-controlling interests	(7,442)	—		(7,442)

NET INCOME attributable to Coinstar, Inc	$5,381	$2,882		$8,263

EARNINGS PER SHARE:
Basic	$0.19			$0.30
Diluted	$0.19			$0.29

WEIGHTED SHARES OUTSTANDING:
Basic	27,903			27,903
Diluted	28,418			28,418

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

COINSTAR, INC.

Pro Forma Condensed Consolidated Statement of Operations

Twelve Months Ended December 31, 2008

(in thousands, except per share data)

(unaudited)

	Coinstar Consolidated Historical	Pro Forma Adjustments		Pro Forma
Revenue	$911,900	$(150,219	)(1)	$761,681
Expenses:
Direct operating	634,285	(134,474	)(1)	499,811
Marketing	19,303	(106	)(1)	19,197
Research and development	4,758	—		4,758
General and administrative	95,234	(6,442	)(1)	88,792
Depreciation and other	76,661	(15,192	)(1)	61,469
Amortization of intangible assets	9,124	(918	)(1)(7)	8,206
Proxy, write-off of acquisition costs and litigation settlement	3,084	—		3,084

Income from operations	69,451	6,913		76,364
Other income (expenses):
Foreign currency loss and other, net	(3,876)	(52	)(1)	(3,928)
Interest income	1,220	(2	)(1)	1,218
Interest expense	(21,716)	190	(1)	(21,526)
Loss from equity investments	(337)	—		(337)

Income before income taxes	44,742	7,049		51,791
Income tax expense	(16,194)	(2,096	)(1)	(18,290	)(6)

Net income before non-controlling interests	28,548	4,953		33,501
Less: Net income attributable to non-controlling interests	(14,436)	—		(14,436)

Net income attributable to Coinstar, Inc.	$14,112	$4,953		$19,065

Earning per share:
Basic	$0.50			$0.68
Diluted	$0.50			$0.67
Weighted shares outstanding:
Basic	28,041			28,041
Diluted	28,464			28,464

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

COINSTAR, INC.

Pro Forma Condensed Statement of Operations

Twelve Months Ended December 31, 2007

(in thousands, except per share data)

(unaudited)

	Coinstar Consolidated Historical	Pro Forma Adjustments		Pro Forma
REVENUE	$546,297	$(238,912	)(1)	$307,385

EXPENSES
Direct operating	356,042	(203,241	)(1)	152,801
Marketing	11,899	(427	)(1)	11,472
Research and development	5,153	—		5,153
General and administrative	55,193	(11,826	)(1)	43,367
Depreciation and other	58,841	(29,023	)(1)	29,818
Amortization of intangible assets	7,331	(2,123	)(1)(7)	5,208
Impairment loss and excess inventory charge	65,220	(65,220	)(1)	—

Income (loss) from operations	(13,382)	72,948		59,566

OTHER INCOME (EXPENSE):
Foreign currency loss and other, net	650	(16	)(1)	634
Interest income	1,698	(24	)(1)	1,674
Interest expense	(17,069)	569	(1)	(16,500)
Loss from equity investments	1,333	—		1,333
Early retirement of debt	(1,794)	—		(1,794)

Income (loss) before income taxes	(28,564)	73,477		44,913
Income tax expense	6,311	(28,429	)(1)	(22,118	)(6)

NET INCOME (LOSS) before non-controlling interests	(22,253)	45,048		22,795
Less: Net income attributable to non-controlling interests.	—	—		—

NET INCOME (LOSS) attributable to Coinstar, Inc.	$(22,253)	$45,048		$22,795

EARNINGS PER SHARE:
Basic	$(0.80)			$0.82
Diluted	$(0.80)			$0.82

WEIGHTED SHARES OUTSTANDING:
Basic	27,805			27,805
Diluted	27,805			27,805

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

COINSTAR, INC.

Pro Forma Condensed Statement of Operations

Twelve Months Ended December 31, 2006

(in thousands, except per share data)

(unaudited)

	Coinstar Consolidated Historical	Pro Forma Adjustments		Pro Forma
REVENUE	$534,442	$(273,490	)(1)	$260,952

EXPENSES
Direct operating	359,534	(216,782	)(1)	142,752
Marketing	14,420	(309	)(1)	14,111
Research and development	5,246	—		5,246
General and administrative	50,977	(17,213	)(1)	33,764
Depreciation and other	52,836	(25,301	)(1)	27,535
Amortization of intangible assets	6,220	(2,142	)(1)(7)	4,078

Income from operations	45,209	(11,743)		33,466
OTHER INCOME (EXPENSE):
Foreign currency loss and other, net	161	(48	)(1)	113
Interest income	1,382	(39	)(1)	1,343
Interest expense	(15,748)	442	(1)	(15,306)
Loss from equity investments	(66)	—		(66)
Early retirement of debt	(238)	—		(238)

Income before income taxes	30,700	(11,388)		19,312
Income tax expense	(12,073)	4,531	(1)	(7,542	)(6)

NET INCOME before non-controlling interests	18,627	(6,857)		11,770

Less: Net income attributable to non-controlling interests	—	—		—

NET INCOME attributable to Coinstar, Inc	$18,627	$(6,857)		$11,770

EARNINGS PER SHARE:
Basic	$0.67			$0.43
Diluted	$0.66			$0.42

WEIGHTED SHARES OUTSTANDING:
Basic	27,686			27,686
Diluted	28,028			28,028

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

COINSTAR, INC.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

1.	Reflects the elimination of the financial operations, assets, liabilities and accumulated other comprehensive income amounts associated with the Entertainment Business.

2.	Reflects the cash contribution and accrued costs related to the sale of the Entertainment Business.

3.	Reflects (a) the elimination of deferred taxes related to the assets and liabilities of the Entertainment Business offset by (b) the anticipated tax loss carryforward to be realized upon the disposition of the Entertainment Business.

4.	Represents the value of our customer relationship intangible assets attributable from those customers who have contracts with the Entertainment Business exclusively.

5.	The pro forma income tax expense for the six months ended June 30, 2009 and 2008 is calculated based on our consolidated results with and without the Entertainment Business’s results of operations. This results in an effective tax rate attributable to Coinstar, Inc. of 42.8% and 45.6%, respectively.

6.	The pro forma income tax expense for the twelve months ended December 31, 2008, 2007 and 2006 is calculated based on our consolidated results with and without the Entertainment Business’s results of operations. This results in an effective tax rate attributable to Coinstar, Inc. of 49.0%, 49.2% and 39.1%, respectively.

7.	The pro forma adjustment for the amortization of the intangible assets is related to the intangible assets of the Entertainment Business as described in note 3 above.

DESCRIPTION OF NOTES

We will issue the notes under a base indenture (the “base indenture”) to be dated September 16, 2009 between us and Wells Fargo Bank, National Association (the “trustee”), as supplemented by a supplemental indenture with respect to the notes. In this section, we refer to the base indenture, as supplemented by the supplemental indenture, as the “indenture.” The indenture will be deemed to have been qualified under the Trust Indenture Act. As a result, the terms of the notes include not only those expressly set forth in the indenture but also those made a part of the indenture by reference to the Trust Indenture Act.

The following summarizes some, but not all, of the provisions of the notes and the indenture. We urge you to read the indenture and the form of certificate evidencing the notes in their entirety, because they, and not this description, define your rights as a holder of the notes. You may request a copy of these documents at our address shown under “Where You Can Find More Information.”

In this section, references to “Coinstar,” “we,” “us” and “our” refer solely to Coinstar, Inc. and not its subsidiaries, unless the context requires otherwise.

General

The notes will be limited to an aggregate principal amount of $175,000,000 ($200,000,000 aggregate principal amount if the underwriters exercise in full their option to purchase additional notes). The notes will mature on September 1, 2014. The notes will rank equal in right of payment with all of our other existing and future unsecured and unsubordinated obligations. See “—Ranking” below.

The notes will be issued only in denominations of $1,000 principal amount and multiples of $1,000 principal amount. The notes will be payable at the corporate trust office of the paying agent, which initially is an office or agency of the trustee. The notes will be represented by one or more global securities registered in the name of a nominee of the depositary. See “—Book-Entry System.” The notes may not be redeemed at our election prior to the stated maturity date. However, we may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any notes purchased by us will be retired and no longer outstanding under the indenture.

The notes will not have the benefit of a sinking fund.

You will have the option, subject to the conditions set forth under “—Conversion Rights,” to convert your notes as described under “—Settlement upon Conversion” at the initial conversion rate of 24.8181 shares of common stock per note (the “conversion rate”). The initial conversion rate is equivalent to an initial conversion price of approximately $40.29 per share. The conversion rate is subject to adjustment if certain events occur, as described below under “—Conversion Rate Adjustments.”

Interest

The notes will bear cash interest at the rate of 4.00% per annum from September 16, 2009. We will pay interest on the notes semiannually in arrears on March 1 and September 1 of each year, commencing on March 1, 2010, to holders of record at the close of business on the February 15 or August 15 (as the case may be) immediately preceding such interest payment date.

Each payment of interest on the notes will include interest accrued for the period commencing on, and including, the immediately preceding interest payment date (or, if none, the original issuance date) to, but excluding, the day before the applicable interest payment date. Any payment required to be made on any day that is not a business day will be made on the next succeeding business day and no interest or other amount will be paid as a result of any such postponement. Interest will be calculated using a 360-day year composed of twelve 30-day months. A “business day” is any weekday that is not a day on which banking institutions in the City of New York are authorized or obligated to close. Interest will cease to accrue on a note upon its payment at maturity, conversion or repurchase by us.

References to interest in this prospectus supplement include any additional interest payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Ranking

The notes are our general, unsecured obligations. The notes will rank equal in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. The notes will be structurally subordinated to all existing and future indebtedness (including trade payables) incurred by our subsidiaries, and will be effectively subordinated to any of our existing and future secured indebtedness (including capital leases) to the extent of the value of our assets that secure such indebtedness.

As of June 30, 2009, our subsidiaries had aggregate indebtedness (including capital leases) of approximately $54.2 million having effective priority over the notes to the extent of such subsidiaries’ assets. In addition, certain of our subsidiaries guarantee our senior secured credit facility (including our $400 million revolving line of credit and term loan), pursuant to which $430.5 million was outstanding as of June 30, 2009.

As of June 30, 2009, our total consolidated indebtedness (including the indebtedness of our subsidiaries described above) was approximately $500.7 million. Of this amount:

•

approximately $497.0 million was secured debt (including capital leases) having priority over the notes to the extent of the value of our and our subsidiaries’ assets that secure such indebtedness; and

•	approximately $3.7 million was unsecured and unsubordinated debt ranking equally in right of payment with the notes.

After giving effect to the offering (assuming no exercise of the underwriters’ option to purchase additional notes) and the application of the net proceeds of the offering as described under “Use of Proceeds,” our total consolidated indebtedness would have been $473.2 million as of June 30, 2009. See “Capitalization.”

The indenture governing the notes does not limit the amount of debt that we or our subsidiaries may incur.

Other than restrictions described under “—Fundamental Change” and “—Merger and Sale of Assets by Coinstar” below, and except for the provisions set forth under “—Conversion Rate Adjustments—Make Whole upon Certain Transactions,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in any credit rating we may have as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

Conversion Rights

Subject to the conditions described below, you may convert your notes until the close of business on the business day immediately preceding the stated maturity date of the notes at an initial conversion rate of 24.8181 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $40.29 per share). The conversion rate and the equivalent conversion price in effect at any given time will be subject to adjustment as described below under “—Conversion Rate Adjustments.” A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

Upon conversion of a note, we will pay cash and deliver shares of our common stock, if any, based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in a 25 trading day applicable conversion reference period (as defined below under “—Settlement upon Conversion”).

You may surrender your notes for conversion at the then-applicable conversion rate until the close of business on the business day immediately preceding the stated maturity date only under the following circumstances:

•

during any fiscal quarter ending after December 31, 2009 (and only during such fiscal quarter), if the closing sale price of our common stock for at least 20 trading days (whether or not consecutive) in the 30 consecutive trading day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 130% of the conversion price per share in effect for the notes on each such trading day;

•

during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of notes for each day of such measurement period was less than 98% of the product of the closing sale price of our common stock and the applicable conversion rate on each such day;

•	upon the occurrence and continuance of specified corporate events; or

•	at any time on and after June 1, 2014.

Upon any conversion of the notes, we may not have sufficient funds to pay the cash due in respect of such conversion. In addition, our existing indebtedness includes, and our future indebtedness may include, limitations on our ability to pay the cash due upon conversion of the notes. See “Risk Factors—Risk Factors Related to the Notes—We may not have the ability to pay interest on the notes, to settle conversions of the notes or to repurchase the notes upon a fundamental change.” If we fail to pay any cash due upon conversion of the notes, we will be in default under the indenture and, as a result, may be in default under other debt obligations.

Conversion upon Satisfaction of Market Price Condition

Prior to the close of business on the business day immediately preceding June 1, 2014, during any fiscal quarter ending after December 31, 2009 (and only during such fiscal quarter), you may surrender your notes for conversion if the closing sale price of our common stock for at least 20 trading days (whether or not consecutive) in the 30 consecutive trading day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 130% of the conversion price per share in effect for the notes on each such trading day.

The “conversion price per share of our common stock” as of any date will equal the result obtained by dividing $1,000 by the applicable conversion rate.

The “closing sale price” of our common stock on any date means the closing per-share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported on the NASDAQ Global Select Market or, if our common stock is not listed on the NASDAQ Global Select Market, then as reported by the New York Stock Exchange (“NYSE”), the NASDAQ Global Market or the principal other national or regional securities exchange on which the shares of our common stock are then traded or, if our common stock is not listed or approved for trading on the NYSE, the NASDAQ Global Market or another national or regional securities exchange, on the principal market on which shares of our common stock are then traded. If our common stock is not so traded, the “closing sale price” of our common stock will be the average of the midpoint of the last bid and ask prices for shares of our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose. The “closing sale price” will be determined without reference to early hours, after-hours or extended market trading.

Conversion upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding June 1, 2014, a holder of notes may surrender its notes for conversion during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the closing sale price of our common stock and the applicable conversion rate on each such day.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the closing sale price of our common stock and the applicable conversion rate. If we do not so instruct the bid solicitation agent to obtain bids when required, the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the closing sale price of our common stock and the applicable conversion rate on each day we fail to do so.

The bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such determination, and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the closing sale price of our common stock and applicable conversion rate. If the trading price condition has been met, we will so notify the holders. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than 98% of the product of the closing sale price of our common stock and the conversion rate for such date, we will so notify the holders.

Conversion upon Specified Corporate Events

If we elect to:

•

distribute to all or substantially all holders of our common stock any rights, options or warrants that allow such holders to purchase (for a period expiring within 60 days) shares of our common stock at a price per share less than the average of the closing sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such distribution; or

•

distribute to all or substantially all holders of our common stock, our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing sale price of our common stock on the day preceding the declaration date for such distribution;

we must notify holders of the notes at least 40 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given that notice, holders may surrender their notes for conversion at any time until the earlier of (1) the close of business on the business day prior to the ex-dividend date and (2) our announcement that such distribution will not take place.

In addition, if we are party to any transaction or event that constitutes a “make whole adjustment event” (as defined under “—Conversion Rate Adjustments—Make Whole upon Certain Transactions”), a holder may surrender notes for conversion at any time during the period beginning with, and including, the effective date of such make whole adjustment event to, and including, the business day immediately preceding the related repurchase date or, if there is no repurchase date, the 30th scheduled trading day immediately following the effective date corresponding to such event. In some circumstances, a converting holder will be entitled to receive additional shares as described below under “—Conversion Rate Adjustments—Make Whole upon Certain Transactions.” We will notify holders not later than 40 scheduled trading days prior to the anticipated effective date, describing the make whole adjustment event and such holders’ rights to additional shares in connection therewith.

You will also have the right to convert your notes if we are a party to a combination, merger, binding share exchange or sale or conveyance of all or substantially all of our property and assets, in each case pursuant to which our common stock would be converted into cash, securities and/or other property, that does not also constitute a fundamental change (including any event that would be a fundamental change but for the existence of an exception specified in the paragraph following the definition thereof). In such event, you will have the right to convert your notes at any time during the period beginning with, and including, the effective date of such transaction to, and including, the business day immediately preceding the 30th scheduled trading day immediately following the effective date corresponding to such transaction. We will notify holders at least 40 scheduled trading days prior to the anticipated effective date of such transaction. If the transaction also constitutes a fundamental change, you will also have the right to require us to repurchase your notes as set forth below under “—Fundamental Change” in lieu of conversion.

Conversion Three Months Prior to Stated Maturity

You may surrender the notes for conversion at any time on and after June 1, 2014 until the close of business on the business day immediately preceding the stated maturity date.

Conversion Rate and Conversion Procedures

The initial conversion rate is equal to 24.8181 shares of common stock for each $1,000 principal amount of notes. This initial conversion rate is equivalent to an initial conversion price of approximately $40.29 per share of common stock.

Upon conversion of a note, a holder will not receive any cash payment of interest unless such conversion occurs between a regular record date and the interest payment date to which it relates (in which case interest will be paid as described below), and we will not adjust the conversion rate to account for accrued and unpaid interest, if any. Our payment and delivery, as the case may be, to the converting holder of cash or a combination of cash and the full number of shares of our common stock due upon conversion, if applicable, together with any cash payment for any fractional share, into which their notes are convertible as described below under “—Settlement upon Conversion” will be deemed to satisfy our obligation with respect to such notes. Accordingly, any accrued but unpaid interest will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited. Upon a conversion of notes into cash and shares of our common stock, if any, accrued and unpaid interest will be deemed to be paid first out of any cash paid upon such conversion.

Holders of notes at the close of business on a regular record date will receive full payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date.

If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice (together with, if the notes are in certificated form, the certificated security) to the conversion agent who will, on your behalf, convert the notes as described below under “—Settlement upon Conversion.” You may obtain copies of the required form of the conversion notice from the conversion agent. If you hold a beneficial interest in a global note, you must comply with DTC’s procedures for converting a beneficial interest in a global note. The “conversion date” with respect to a note will be the date on which the holder of the note has complied with all requirements under the indenture to convert a note.

If a holder submits its notes for conversion after the close of business on a regular record date and prior to the opening of business on the corresponding interest payment date, such holder must pay funds equal to the full amount of interest payable on the converted principal amount; provided, however, that no such payment need be made (1) if we have specified a repurchase date following a fundamental change that is after a record date and on or prior to the next interest payment date; (2) to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such notes; or (3) if the notes are surrendered for conversion after 5:00 p.m., New York City time, on the regular record date immediately preceding the stated maturity date of the notes. We will not be required to convert any notes that are surrendered for conversion without payment of interest as required by this paragraph.

Settlement upon Conversion

Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 25 trading days during the applicable conversion reference period.

“Applicable conversion reference period” means, (i) for notes with a conversion date occurring during the period beginning on, and including, the 30th scheduled trading day prior to the stated maturity date and ending at 5:00 p.m., New York City time, on the business day immediately prior to the stated maturity date, the 25 consecutive trading-day period beginning on, and including, the 27th scheduled trading day prior to the stated maturity date, and (ii) in all other cases, the 25 consecutive trading day period beginning on, and including, the third trading day immediately following the related conversion date.

“Daily conversion value” means, for each of the 25 consecutive trading days during the applicable conversion reference period, one-twenty-fifth (1/25th) of the product of (i) the applicable conversion rate and (ii) the daily VWAP of our common stock on such trading day.

The “daily settlement amount,” for each of the 25 consecutive trading days during the applicable conversion reference period, will consist of:

•	cash equal to the lesser of (i) $40 and (ii) the daily conversion value; and

•

to the extent the daily conversion value exceeds $40, a number of shares of our common stock equal to (i) the difference between the daily conversion value and $40, divided by (ii) the daily VWAP for such trading day.

“Daily VWAP” of our common stock, in respect of any trading day, means the per-share volume-weighted average price on the NASDAQ Global Select Market as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CSTR.UQ <equity> AQR” (or its equivalent if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day as determined by our board of directors in a commercially reasonable manner, using a volume-weighted average price method and will be determined without regard to after-hours trading or any other trading outside the regular trading session.

“Trading day” means a day on which (i) there is no market disruption event (as defined below) and (ii) trading in our securities generally occurs on the NASDAQ Global Select Market, or if our common stock is not listed on the NASDAQ Global Select Market, then as reported by the NYSE, the NASDAQ Global Market or the principal other national or regional securities exchange on which the shares of our common stock are then traded or, if our common stock is not listed or approved for trading on the NYSE, the NASDAQ Global Market or another national or regional securities exchange, on the principal market on which shares of our common stock are then traded. If our common stock is not so listed or traded, “trading day” shall have the same meaning as business day.

A “market disruption event” means (i) a failure by the principal market on which the common stock is listed or approved for trading to open for trading during its regular trading session or (ii) the occurrence or existence for more than one half-hour period in the aggregate on any scheduled trading day of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the principal market on which the common stock is listed or approved for trading or otherwise) in the shares of our common stock or in any options, contracts or future contracts relating to shares of our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

A “scheduled trading day” means any day that is scheduled to be a trading day on the principal U.S. national securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” shall have the same meaning as business day.

Except as described in the immediately succeeding sentence, we will deliver the conversion consideration in respect of any notes that you convert by the fifth business day immediately following the last trading day of the applicable conversion reference period. However, if prior to the conversion date for any converted notes our common stock has been replaced by reference property (as defined under “—Conversion Rate Adjustments” below) consisting solely of cash (pursuant to the provisions described under “—Conversion Rate Adjustments”), we will deliver the conversion consideration due in respect of conversion on the third trading day immediately following the relevant conversion date.

Notwithstanding the foregoing, if any information required in order to determine an adjustment to the conversion rate used to calculate the conversion consideration deliverable will not be available as of the applicable settlement date, we will deliver the additional conversion consideration resulting from that adjustment on the third trading day after the earliest trading day on which such calculation can be made.

We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares otherwise issuable upon conversion. The cash payment for fractional shares will be based on the daily VWAP of our common stock on the last trading day of the applicable conversion reference period.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the last trading day of the applicable conversion reference period.

Conversion Rate Adjustments

The conversion rate will be subject to adjustment upon the events described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (as a result of holding the notes, and at the same time and upon the same terms as common stock holders participate), and with notice of such participation to holders, in any of the events described below as if such holders of the notes held a number of shares of our common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holders, without having to convert their notes. If any dividend, distribution or issuance described below is declared but not so paid or made, the conversion rate shall again be adjusted to the conversion rate that would have been in effect if such dividend, distribution or issuance had not been declared.

(1) If we pay a dividend or distribution exclusively in shares of our common stock on all or substantially all shares of our common stock, or if we subdivide or combine our common stock, the conversion rate will be adjusted based on the following formula:

R’ = R x	OS’
OS

where,

R’ = the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date of such subdivision or combination, as the case may be;

R = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination, as the case may be;

OS’ = the number of shares of our common stock outstanding immediately after such dividend or distribution, or immediately after the effective date of such subdivision or combination, as the case may be; and

OS = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination, as the case may be.

(2) If we distribute to all or substantially all holders of our common stock any rights, options or warrants that allow the holders to purchase (for a period expiring within 60 days) shares of common stock at a price per share less than the average of the closing sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such distribution, the conversion rate will be increased based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights, options or warrants are not exercised prior to their expiration or are not distributed):

R’ = R x	OS + N
OS + ((N x P)/M)

where:

R’ = the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

R = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

OS = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such distribution;

N = the number of additional shares of common stock issuable pursuant to such rights, options or warrants;

P = the per-share offering price payable to exercise such rights, options or warrants for the additional shares plus the per-share consideration (if any) we receive for such rights, options or warrants; and

M = the average of the closing sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such distribution.

For purposes of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase our common stock at less than the average of the closing sale prices of our common stock for each trading day in the applicable 10 consecutive trading day period, there shall be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined by our board of directors.

(3) If we pay dividends or other distributions to all or substantially all holders of our common stock consisting of our debt, securities or assets or certain rights to purchase our securities (except for (i) dividends or distributions (including subdivisions) referred to in clause (1) above, (ii) those rights, options or warrants referred to in clause (2) above, (iii) dividends and other distributions paid exclusively in cash and (iv) any spin-off (as defined below) to which the provisions set forth below in this clause (3) would apply), the conversion rate will be increased based on the following formula:

R’ = R x	M
M – F

where:

R’ = the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

R = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

M = the average of the closing sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

F = the fair market value, as determined by our board of directors, of the portion of such debt, securities or assets or such rights to purchase our securities to be distributed in respect of each share of common stock immediately prior to the open of business on the ex-dividend date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock to all or substantially all holders of our common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, where such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the spin-off) on a national securities exchange or reasonably comparable non-U.S. equivalent, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

R’ = R x	F + MP
MP

where:

R’ = the conversion rate in effect immediately after the open of business on the ex-dividend date for the spin-off;

R = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for the spin-off;

F = the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading day period immediately following, and including, the ex-dividend date for the spin-off (such period, the “valuation period”); and

MP = the average of the closing sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph of this clause (3) will be made immediately after the open of business on the day after the last day of the valuation period, but will be given effect as of the open of business on the ex-dividend date for the spin-off. If the ex-dividend date for the spin-off is less than 10 trading days prior to, and including, the end of the applicable conversion reference period in respect of any conversion, references within this clause (3) to 10 trading days shall be deemed replaced, for purposes of calculating the affected daily conversion rates in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for the spin-off to, and including, the last trading day of such applicable conversion reference period. For purposes of determining the conversion rate, in respect of any conversion during the 10 trading days commencing on the ex-dividend date for any spin-off, references within the portion of this clause (3) related to “spin-offs” to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, but excluding, the relevant conversion date.

(4) If we make distributions of cash to all or substantially all holders of our common stock, the conversion rate will be increased based on the following formula:

R’ = R x	SP
SP – C

where:

R’ = the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

R = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

SP = the average of the closing sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

(5) If we or any of our subsidiaries make a payment to all or substantially all of the holders of our common stock in respect of a tender or exchange offer, other than an odd-lot offer, by us or any of our subsidiaries for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the average of the closing sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the conversion rate will be increased based on the following formula:

R’ = R x	F + (SP x OS’)
OS x SP

where:

R’ = the conversion rate in effect immediately after the open of business on the trading day following the expiration date;

R = the conversion rate in effect immediately prior to the open of business on the trading day following the expiration date;

F = the fair market value, as determined by our board of directors (or a committee thereof), of the aggregate consideration payable in such tender or exchange offer (up to any maximum amount specified in the terms of the tender or exchange offer) for all shares of our common stock we or our subsidiaries purchase in such tender or exchange offer, such fair market value to be measured as of the expiration time of the tender or exchange offer (the “expiration time”);

OS = the number of shares of our common stock outstanding immediately prior to the expiration time (prior to giving effect to such tender offer or exchange offer);

OS’ = the number of shares of our common stock outstanding immediately after the expiration time (after giving effect to such tender offer or exchange offer); and

SP = the average of the closing sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day following the expiration date.

The adjustment to the conversion rate under the preceding paragraph of this clause (5) will be made immediately after the open of business on the 11th trading day following the expiration date but will be given effect at the open of business on the trading day following the expiration date. If the trading day following the expiration date is less than 10 trading days prior to, and including, the end of the applicable conversion reference period in respect of any conversion, references within this clause (5) to 10 trading days shall be deemed replaced, for purposes of calculating the affected daily conversion rates in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day following the expiration date to, and including, the last trading day of such applicable conversion reference period. For purposes of determining the conversion rate, in respect of any conversion during the 10 trading days commencing on the trading day following the expiration date, references within this clause (5) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day following the expiration time to, but excluding, the relevant conversion date.

As used in this section, with respect to any issuance, dividend or distribution, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

If:

•

any distribution or transaction described in clauses (1) to (5) above has not yet resulted in an adjustment to the conversion rate on a given trading day within the applicable conversion reference period applicable to the notes you have converted; and

•

the shares you will receive in respect of such trading day are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise), then we will adjust the number of shares of common stock that we deliver to you in respect of the relevant trading day to reflect the relevant distribution or transaction.

If we were to adopt a stockholders rights plan under which we issue rights providing that each share of our common stock issued upon conversion of the notes, at any time prior to the distribution of separate certificates representing the rights, will be entitled to receive the right, then there will not be any adjustment to the conversion rate as a result of:

•	the issuance of rights;

•	the distribution of separate certificates representing rights;

•	the exercise or redemption of rights in accordance with any rights agreement; or

•	the termination or invalidation of rights.

In such a case, however, holders that are entitled to receive shares of our common stock upon conversion will receive the rights under the rights plan upon such conversion unless, prior to any conversion, the rights have separated from the common stock. If the rights have separated, the conversion rate will be adjusted at the time of separation as provided in paragraph (3) above (subject to readjustment in the event of the expiration, termination or redemption of such rights).

The applicable conversion rate will not be adjusted upon certain events or for certain amounts, including but not limited to:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of Coinstar and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of Coinstar;

•	except as described above, ordinary course of business stock repurchases including structured or derivative transactions, pursuant to a stock repurchase program approved by our board of directors;

•	any accrued and unpaid interest; or

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the notes were first issued.

We may also (but are not required to) increase the conversion rate as permitted by law for at least 20 business days so long as the increase is irrevocable during the period. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock, or rights to purchase shares of our common stock, in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

We will not take any action that would result in adjustment of the conversion rate, pursuant to the provisions described above, in such a manner as to result in the reduction of the conversion price to less than the par value per share of our common stock.

A holder may, in certain circumstances (such as a distribution of a cash dividend to holders of our common stock), be deemed to have received a distribution subject to U.S. federal income or withholding tax as a dividend as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain U.S. Federal Income Tax Considerations.”

No adjustment in the applicable conversion rate will be required unless the adjustment would require an increase or decrease of more than 1% of the applicable conversion rate. If the adjustment is not made because the adjustment does not change the applicable conversion rate by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. Notwithstanding the foregoing, all such carried forward adjustments shall be made with respect to the affected notes on the trading day that is 30 trading days prior to the stated maturity date and thereafter any conversion rate adjustment shall be made on each subsequent scheduled trading day immediately preceding the stated maturity date.

In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger, combination or binding share exchange involving us; or

•	a sale or conveyance to another person of all or substantially all of our property and assets,

in each case, in which holders of our outstanding common stock are entitled to receive cash, securities or other property for their shares of our common stock (“reference property”), you will be entitled at and after the effective time of the transaction to convert your notes into the type and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive upon such transaction; provided that, at and after the effective time of any such transaction, (i) any amount otherwise payable in cash upon conversion of the notes will continue to be payable as described under “—Settlement upon Conversion,” (ii) the number of shares of our common stock otherwise deliverable upon conversion of the notes as set forth under “—Settlement upon Conversion” above will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (iii) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction. If the notes become convertible into reference property, we will notify the trustee and issue a press release containing the relevant information (and make the press release available on our website).

For purposes of the foregoing, the type and amount of consideration that holders of our common stock are entitled to in the case of any reclassification, consolidation, merger, combination, binding share exchange, sale or transfer of assets or other transaction that causes our common stock to be converted into the right to receive more than a single type of consideration, because the holders of our common stock have the right to elect the type of consideration they receive, will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders and the trustee of the weighted average as soon as practicable after such determination is made.

Except as specifically described above, the applicable conversion rate will not be subject to adjustment in the case of the issuance of any shares of our common stock, or any securities convertible into or exchangeable for shares of our common stock or the right, option or warrant to purchase shares of our common stock or such convertible or exchangeable securities.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate closing sale prices, daily VWAPs, daily conversion values or the daily settlement amounts over a span of multiple days (including an applicable conversion reference period and the “stock price” for the purposes of a make whole adjustment event), our board of directors will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period when the closing sale prices, daily VWAPs, daily conversion values or daily settlement amounts are to be calculated.

Make Whole upon Certain Transactions

If a fundamental change pursuant to paragraphs (1) or (2) of the definition thereof (which, with respect to any event described in paragraph (2) of the definition of fundamental change, shall be determined without regard to the exception set forth in the second bullet point of such definition) (any such event, a “make whole adjustment event”), occurs, and if a holder of notes elects to convert its notes in connection with any such make whole adjustment event (any conversion during the period from, and including, the effective date to, and including, the business day immediately preceding the related repurchase date or, if there is no repurchase date, the 30th scheduled trading day immediately following the effective date, as the case may be, will be deemed to be “in connection with” such make whole adjustment event, regardless of any other condition to conversion), the conversion rate for any such notes tendered for conversion will be increased by a number of additional shares of our common stock (the “additional shares”).

We will notify holders and the trustee not later than 40 scheduled trading days prior to the anticipated effective date of such make whole adjustment event, describing the make whole adjustment event and such holders’ rights to additional shares hereunder. In addition, we will also notify holders and the trustee not later than five business days after we first determine the effective date of such make whole adjustment event. In connection with such notifications, we will also issue a press release (and make the press release available on our website).

The number of additional shares will be determined by reference to the table below, based on the date on which such make whole adjustment event occurs or becomes effective (the “effective date”) and the price paid (or deemed paid) per share for our common stock in such make whole adjustment event (the “stock price”). If holders of our common stock receive only cash (in a single per share amount, other than with respect to appraisal and similar rights) in connection with any make whole adjustment event described in clause (2) under the definition of fundamental change, the stock price will be the cash amount paid per share of our common stock. Otherwise, the stock price will be the average of the closing sale prices of our common stock over the ten trading day period ending on the trading day immediately preceding the effective date.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the stock price paid per share of our common stock in the make whole adjustment event and the number of additional shares per $1,000 principal amount of notes by which the conversion rate will be increased:

	Stock price
Effective date	$30.41	$31.00	$32.50	$35.00	$37.50	$40.00	$50.00	$65.00	$80.00	$100.00	$125.00	$175.00	$225.00	$300.00
September 16, 2009	8.0658	7.7789	7.1199	6.2068	5.4759	4.8834	3.3676	2.2878	1.7329	1.3003	0.9725	0.6070	0.4068	0.2358
September 1, 2010	8.0658	7.4400	6.4839	5.5575	4.8283	4.2476	2.8222	1.8798	1.4203	1.0683	0.8015	0.5024	0.3376	0.1958
September 1, 2011	8.0658	7.4400	5.9542	4.9712	4.2136	3.6244	2.2616	1.4606	1.1014	0.8318	0.6266	0.3951	0.2669	0.1558
September 1, 2012	8.0658	7.4400	5.9511	4.4442	3.6072	2.9773	1.6485	1.0130	0.7656	0.5824	0.4410	0.2800	0.1906	0.1127
September 1, 2013	8.0658	7.4400	5.9511	3.9249	2.9079	2.1816	0.9015	0.5197	0.4013	0.3083	0.2344	0.1499	0.1030	0.0619
September 1, 2014	8.0658	7.4400	5.9511	3.7533	1.8486	0.1819	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be as set forth in the table above, in which case:

•

If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•

If the stock price is greater than $300.00 per share, subject to adjustment in the same manner and at the same time as the stock prices set forth in the first row of the table above, the conversion rate will not be adjusted.

•

If the stock price is less than $30.41 per share (the closing price of the common stock on the date of this prospectus supplement), subject to adjustment in the same manner and at the same time as the stock prices set forth in the first row of the table above, the conversion rate will not be adjusted.

Notwithstanding the foregoing, in no event will the total number of shares of our common stock issuable upon conversion exceed 32.8839 shares per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth above under “—Conversion Rate Adjustments.”

Our obligation to satisfy the additional shares requirement of the notes and the indenture could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

In the event of a conversion of notes in connection with a make whole adjustment event that results in an adjustment of the conversion rate, a holder may be deemed to have received a distribution subject to U.S. federal income tax as a dividend. See “Certain U.S. Federal Income Tax Considerations.”

Settlement of Conversions upon a Make Whole Adjustment Event

We will settle conversion of notes converted in connection with a make whole adjustment event as described above under “—Settlement upon Conversion”; provided, however, that in connection with a make whole adjustment event described in clause (2) of the definition thereof in which the holders of our common stock receive only cash consideration for their shares of common stock (in a single per-share amount, other than with respect to appraisal and similar rights), we will settle conversions by delivering, on the fifth business day after the conversion date, for each $1,000 in principal amount of notes, an amount of cash equal to (i) the applicable conversion rate on the conversion date, increased by additional shares, if any, calculated as set forth in this section, multiplied by (ii) the per-share amount of cash consideration paid to holders of our common stock in such make whole adjustment event.

Fundamental Change

If a fundamental change (as defined below) occurs, each holder of notes will have the right, at its option, to require us to repurchase for cash all of its notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay in cash (the “fundamental change repurchase price”) is equal to 100% of the principal amount of notes to be repurchased plus accrued and unpaid interest, if any, thereon to, but excluding, the fundamental change repurchase date (as defined below) (unless the fundamental change repurchase date is after a record date and on or prior to the interest payment date to which such record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such record date and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased).

Within 30 calendar days after we know or reasonably should know of the occurrence of a fundamental change, we are obligated to give to the holders of the notes notice of the transaction or transactions that constitute the fundamental change and of the repurchase right arising as a result of the fundamental change. We must also deliver a copy of this notice to the trustee. Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York (and make such notice available on our website).

To exercise the repurchase right, you must deliver on or before the close of business on the business day immediately preceding the fundamental change repurchase date, written notice to the trustee of your exercise of your repurchase right, together with the notes with respect to which the right is being exercised. We are required to repurchase the notes on a date (the “fundamental change repurchase date”) that is no fewer than 15 and no more than 45 days after the date of our notice, as specified in our notice.

A holder’s notice electing to require us to repurchase such holder’s notes in connection with a fundamental change must state:

•	the portion of the principal amount of notes to be repurchased, in multiples of $1,000;

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes; and

•	if certificated notes have been issued, the certificate numbers of the notes to be delivered for repurchase.

You may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the business day prior to the fundamental change repurchase date. If a holder of notes delivers a repurchase notice, it may not thereafter surrender such notes for conversion unless such repurchase notice is withdrawn as permitted below. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.

If the notes are held in book-entry form, the above notices must also comply with the appropriate procedures of DTC.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1)	any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors;

(2)	(A) we recapitalize, reclassify or change our common stock (other than changes resulting from a subdivision or combination) and as a result of which our common stock would be converted into, or exchanged for, stock, other securities or other property or assets or (B) we merge or consolidate with or into any other person, another person merges or consolidates with or into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person, in each case other than any transaction:

•	involving a merger or consolidation that does not result in a reclassification, conversion, exchange or cancellation of outstanding common stock; or

•

pursuant to which the holders of our common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction, with such holders’ proportional voting power immediately after the transaction vis-a-vis each other with respect to the securities they receive in such transaction being in substantially the same proportions as their respective voting power vis-a-vis each other with respect to the common stock that they held immediately before such transaction; or

•

that is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity;

(3)	the first day on which a majority of the members of our board of directors does not consist of continuing directors;

(4)	our stockholders approve any plan or proposal for our liquidation or dissolution; or

(5)	a termination of trading.

However, a fundamental change will not be deemed to have occurred if at least 90% of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in a merger or consolidation otherwise constituting a fundamental change under clause (1) and/or clause (2) above consists of shares of common stock traded on the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors), or will be so traded immediately following the merger or consolidation, and as a result of the merger or consolidation the notes become convertible into such consideration (subject in all respects to the provisions set forth above under “—Settlement upon Conversion”).

For purposes of these provisions:

•

a “continuing director” means any individual who on the original issuance date of the notes was a member of our board of directors, together with any new directors whose election or, solely to fill the vacancy of a continuing director, appointment by such board of directors or whose nomination for election by the stockholders of Coinstar was approved by a vote of a majority of the directors of Coinstar then still in office who were either directors on the original issuance date of the notes or whose election, appointment (in the case of a vacancy of a continuing director) or nomination for election was previously approved by a majority of the continuing directors, either by specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as a nominee for director;

•

a “termination of trading” will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible, subject in all respects to the provisions set forth above under “—Settlement upon Conversion”) is neither listed nor approved for trading on the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors);

•	whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act; and

•	“person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a fundamental change. In addition, Rule 13e-4 under the Exchange Act requires the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to the holders of notes. We will comply with these rules to the extent they apply at that time.

Holders may not be entitled to require us to repurchase their notes upon a fundamental change or entitled to an increase in the conversion rate upon conversion as described under “—Conversion Rate Adjustments—Make- Whole upon Certain Transactions” in certain circumstances involving a significant change in the composition of our board, including in connection with a proxy contest where our board does not endorse a dissident slate of directors but approves them for purposes of the definition of “continuing director” above.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our and our subsidiaries’ assets. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of Coinstar’ and its subsidiaries’ assets may be uncertain.

The foregoing provisions would not necessarily provide the holders of notes with protection if we are involved in a highly leveraged or other transaction that may adversely affect the holders.

If a fundamental change were to occur, we may not have sufficient funds to pay the fundamental change repurchase price. See “Risk Factors—Risk Factors Related to the Notes—We may not have the ability to pay interest on the notes, to settle conversions of the notes or to repurchase the notes upon a fundamental change.” In particular, we have, and may in the future incur, other indebtedness with similar fundamental change provisions permitting holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specified dates. In addition, our existing indebtedness includes, and our future indebtedness may include, limitations on our ability to pay cash to repurchase the notes upon a fundamental change. If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture and, as a result, may be in default under other debt obligations.

Merger and Sales of Assets by Coinstar

We may not (1) consolidate with or merge into any other person or sell, convey, lease or transfer our properties and assets substantially as an entirety to any other person in any one transaction or series of related transactions, or (2) permit any person to consolidate with or merge into us, unless:

•

if we are not the surviving person, then the surviving person formed by such consolidation or into which we are merged or the person to which our properties and assets are so transferred shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; provided that the surviving person shall execute and deliver to the trustee a supplemental indenture expressly assuming the payment when due of the principal of and interest on the notes and the performance of each of our other covenants under the indenture; and

•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing.

Upon any such consolidation, merger or transfer, the surviving person (if not us) shall succeed to, and may exercise every right and power of, us under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Events of Default

The following are events of default with respect to the notes:

•	default for 30 days in payment of any interest due and payable on the notes;

•	default in payment of principal of the notes and accrued and unpaid interest at maturity, upon repurchase or following a fundamental change, when the same becomes due and payable;

•

we fail to provide notice of the occurrence of a make-whole adjustment event, a fundamental change or any transaction described above under “—Conversion Rights—Conversion upon Specified Corporate Events,” in each case, as required by the indenture, which failure continues unremedied for five business days;

•	default in our obligation to convert notes in accordance with the indenture upon conversion of any notes, which default continues unremedied for five business days;

•	we fail to comply with the covenant set forth above under “—Merger and Sale of Assets by Coinstar”;

•

default by us or any of our subsidiaries under any instrument or instruments evidencing indebtedness (other than the notes) having an outstanding principal amount exceeding $25,000,000 (or its equivalent in any other currency or currencies) or more that has caused the holders thereof to declare such indebtedness to be due and payable prior to its stated maturity, which default continues unremedied for five business days;

•

default in the payment of any of our or any of our subsidiaries’ indebtedness for money borrowed in an aggregate principal amount exceeding $25,000,000 (or its equivalent in any other currency or currencies) when such indebtedness becomes due and payable at final maturity;

•

a final judgment for a payment exceeding $25,000,000 (excluding any amounts covered by insurance) rendered against us or any of our subsidiaries, which judgment is not discharged or stayed within 30 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

•

default in our performance of any other covenants or agreements in respect of the notes contained in the indenture or the notes for 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding; or

•	certain events of bankruptcy, insolvency and reorganization of us or our “significant subsidiaries.”

Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default described in the ninth bullet above relating to the failure to furnish any documents or reports that we are required to furnish to the trustee within 15 days after the date the same are required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the first 180 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes. Additional interest will accrue at the rate of 0.25% per annum of the principal amount of the notes outstanding for each day during the first 90 days of such period for which our failure to so comply has occurred and is continuing, and at the rate of 0.50% per annum of the principal amount of the notes outstanding for each day during the period from the 91st day until the 180th following such event of default for which our failure to so comply has occurred and is continuing. On the 181st day after the occurrence of such event of default, if such event of default has not been cured or waived prior to such 181st day, the notes will be subject to acceleration as provided in this prospectus supplement. We will pay any additional interest in cash in arrears on each interest payment date following the occurrence of such event of default in the same manner as regular interest on the notes. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event that we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided in this prospectus supplement. To make such election, we must give notice to the trustee for holders prior to the day any such event of default occurs.

The indenture requires that we file annually with the trustee a certificate describing any default by us in the performance of any conditions or covenants that has occurred under the indenture and its status. We must give the trustee written notice within 30 days of any default under the indenture.

The indenture provides that if an event of default occurs and is continuing with respect to the notes, either the trustee or the registered holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the principal amount plus accrued and unpaid interest, if any, on the notes to be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of us occurs, the principal amount plus accrued and unpaid interest, if any, on the notes will become immediately due and payable without any action on the part of the trustee or any holder. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all events of default with respect to the notes have been cured (other than the nonpayment of principal of the notes which has become due solely by reason of the declaration of acceleration), then the registered holders of a majority in aggregate principal amount of notes may rescind the declaration of acceleration.

A holder of notes may pursue any remedy under the indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for the notes;

•	the holders of at least 25% in principal amount of the outstanding notes make a written request to the trustee to pursue the remedy;

•	the holder offers to the trustee indemnity reasonably satisfactory to the trustee;

•	the trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the outstanding notes do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of notes to sue for enforcement of payment of the principal of or interest on the holder’s notes on or after the respective due dates expressed in its notes or the holder’s right to convert its notes in accordance with the indenture.

The trustee is entitled under the indenture, subject to the duty of the trustee during a default to act with the required standard of care, to reasonable indemnification before proceeding to exercise any right or power under the indenture at the direction of the registered holders of the notes or which requires the trustee to expend or risk its own funds or otherwise incur any financial liability. The indenture also provides that the registered holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes. The trustee, however, may refuse to follow any such direction that conflicts with law or the indenture, is unduly prejudicial to the rights of other registered holders of the notes, or would involve the trustee in personal liability.

The indenture provides that, while the trustee generally must mail notice of a default or event of default to the registered holders of the notes within 90 days of occurrence, the trustee may withhold notice of any default or event of default (except any default or event of default with respect to the failure to pay principal or interest on the notes when due or the failure to pay or deliver the consideration due upon conversion) if the trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of the notes.

If any portion of the amount payable upon the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded call option relating to a holder’s right to convert the notes or otherwise), the court could disallow recovery of any such portion.

Modification and Waiver

We may amend or supplement the indenture if the holders of a majority in principal amount of the outstanding notes consent to it. Without the consent of the holder of each note affected thereby, however, no modification may:

•	make any change in the percentage of principal amount of notes whose holders must consent to an amendment, supplement or waiver or to make any change in this provision for modification;

•	reduce any rate of interest or change the time for payment of interest on the notes;

•	reduce the principal amount of the notes or change their final stated maturity;

•	reduce the repurchase price of the notes or change the time at which the notes may or must be repurchased;

•	make payments on the notes payable in currency other than as originally stated in the notes;

•	impair the holder’s right to institute suit for the enforcement of any payment on the notes;

•	waive a continuing default or event of default regarding any payment on the notes; or

•	adversely affect the conversion or repurchase provisions of the notes.

We may amend or supplement the indenture or waive any provision of it without the consent of any holders of notes in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency that does not materially adversely affect holders of the notes;

•	to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

•	to provide any security for or guarantee of the notes;

•	to comply with any requirement in connection with the deemed qualification of the indenture under the Trust Indenture Act;

•	to add covenants that would benefit the holders of notes or to surrender any rights we have under the indenture;

•	to add events of default with respect to the notes;

•	to add circumstances under which we will pay additional interest on the notes;

•	to make any change that does not materially adversely affect the rights of any holder of outstanding notes; or

•	conform the provisions of the indenture to the “Description of Notes” section in this prospectus supplement.

The holders of a majority in principal amount of the outstanding notes generally may waive any existing or past default or event of default. Those holders may not, however, waive any default or event of default in any payment on any note, the delivery of consideration due upon conversion or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, with respect to amendments that do not require the consent of holders of notes, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the security registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at the stated maturity, any repurchase date or upon conversion or otherwise, cash or (in the case of conversion) a combination of cash and the full number of shares of our common stock sufficient to pay all of the outstanding notes and all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the closing sale price of our common stock, any interest payable on the notes, the daily conversion value, the daily settlement amount and the conversion price of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Governing Law

The indenture, the notes and any claim, controversy or dispute arising under or related to the indenture or the notes will be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws principles thereof.

Reports

So long as any notes are outstanding, we will furnish to the trustee within 15 days after the date on which we are required to file the same with the SEC pursuant to its rules and regulations, all annual and quarterly reports, information, documents and other reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

If at any time we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will provide the trustee with annual and quarterly reports containing substantially the same information as would have been required to be filed with the SEC had we continued to have been subject to such reporting requirements. In such event, such annual and quarterly reports shall be provided at the times we would have been required to provide reports had we continued to have been subject to such reporting requirements.

We will also comply with the other provisions of Section 314(a) of the Trust Indenture Act.

Trustee

Wells Fargo Bank, National Association is initially acting as the trustee, security registrar, paying agent and conversion agent.

If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of such person’s own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any notes only after those holders have offered the trustee indemnity reasonably satisfactory to it.

An affiliate of the trustee is a lender under our senior secured credit facility. Another affiliate of the trustee is an underwriter in this offering. If the trustee itself becomes one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

Form, Exchange, Registration and Transfer

We will issue the notes in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the notes. We may, however, require the payment of any tax or other governmental charge payable for that registration.

Notes will be exchangeable for other notes, for the same principal amount and for the same terms but in different authorized denominations in accordance with the indenture. Holders may present notes for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. See “—Book-Entry System” below for a further description of the procedures and requirements for transfer of ownership pursuant to DTC’s book-entry transfer system.

We have appointed the trustee as security registrar for the notes. We may at any time rescind that designation or approve a change in the location through which any security registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment.

Payment and Paying Agents

Payments in respect of the principal and interest, including additional interest, if any, on global notes registered in the name of DTC or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as the registered holder under the indenture. In the case of certificated notes, payments will be made in U.S. dollars at the office of the trustee or, at our option, by check mailed to the holder’s registered address (or, if requested by a holder of more than $1,000,000 of notes, by wire transfer to the account designated by such holder). We will make any required interest payments to the person in whose name each note is registered at the close of business on the record date for the interest payment.

The trustee will initially be designated as our paying agent for payments on the notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Notices

Except as otherwise described in this prospectus supplement, notices to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Replacement of Notes

We will replace any notes that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed notes, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the notes before a replacement note will be issued.

Book-Entry System

Global Notes

The notes will be represented by one or more registered notes in global form, without interest coupons, which we refer to as “global notes.” Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, which we refer to as “DTC participants,” or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, fully-registered certificated form except in the limited circumstances described under “—Certificated Notes” below.

Book-Entry Procedures for Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee, any paying agent or the security registrar for the notes will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of beneficial interests in a global note by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such beneficial interests.

We expect that DTC’s nominee, upon receipt of any payment of principal or interest, if any, will credit immediately DTC participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global note as shown on the records of DTC. We also expect payments by DTC participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those DTC participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, fully-registered certificated form will be issued in exchange for the entire global security and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed by us within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

In such instance, an owner of a beneficial interest in a global security will be entitled to delivery of in physical, certificated form of the notes represented by the global security equal in principal amount to the beneficial interest and to have such notes registered in its name. Notes so issued in physical, certificated form will be issued as registered notes in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

DESCRIPTION OF CAPITAL STOCK

Under our current Amended and Restated Certificate of Incorporation, we may issue up to 45,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. The following summary of some of the terms relating to our common stock, preferred stock, Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, is not complete and may not contain all of the information you should consider before investing in our common stock. You should read carefully our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted on by the common stockholders. The holders of our common stock are not entitled to cumulative voting in the election of our directors, which means that the holders of a majority of the outstanding shares of our common stock will be entitled to elect all of the directors standing for election. Subject to preferences of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends our board of directors may declare out of funds legally available for the payment of dividends. If we are liquidated, dissolved or wound up, the holders of common stock are entitled to share pro rata all assets remaining after payment of or provision for our liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and nonassessable. As of September 1, 2009, we had 30,847,595 shares of common stock outstanding, held of record by 181 stockholders.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock from time to time in one or more series. The board of directors also has the authority to fix the designations, voting powers, preferences and relative rights and the qualifications, limitations or restrictions of any series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Accordingly, preferred stock could be issued quickly with terms that could delay or prevent a change of control of us or make removal of management more difficult. In addition, the issuance of preferred stock may decrease the market price of the common stock and may otherwise adversely affect the voting, economic and other rights of the holders of common stock. We have no plans at this time to issue any preferred stock.

Anti-Takeover Effects of Certain Provisions of our Amended and Restated Certificate of Incorporation, Bylaws and Delaware Law

Provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware law could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders. These provisions may delay, defer or prevent a tender offer for or takeover attempt of our company that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares held by our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage, among other things, types of transactions that may involve our actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of our company.

Authorized but Unissued Shares of Common Stock and Preferred Stock. Our authorized but unissued shares of common stock and preferred stock are available for our board of directors to issue without stockholder approval. As noted above, our board of directors, without stockholder approval, has the authority under our Amended and Restated Certificate of Incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult. We may use the additional authorized shares of common or preferred stock for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions or employee benefit plans. The existence of our authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction.

Classified Board of Directors; Election and Removal of Directors. Our Amended and Restated Certificate of Incorporation provides for the division of our board of directors into three classes, with the directors in each class serving for three-year terms, and one class being elected each year by our stockholders. In addition, our directors generally are removable only for cause by the holders of not less than a majority of the shares entitled to vote at the election of directors. Furthermore, any vacancies on the board of directors generally may be filled only by the affirmative vote of a majority of the directors then in office, unless such directors determine otherwise, and only the board of directors may change the size of the board of directors. Because this system of electing, appointing and removing directors generally makes it more difficult for stockholders to replace a majority of the board of directors, it may discourage a third party from making a tender offer or otherwise attempting to gain control of our company and may maintain the incumbency of the board of directors.

Stockholder Action; Special Meetings of Stockholders. Our Amended and Restated Certificate of Incorporation eliminates the ability of stockholders to act by written consent. Our Amended and Restated Certificate of Incorporation provides that special meetings of our stockholders may be called only by the Chairman of our board of directors, the Chief Executive Officer, or by a majority of our board of directors.

Advance Notice Requirements for Stockholders Proposals and Director Nominations. Our Amended and Restated Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide us with timely written notice of their proposal. Our Amended and Restated Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Amendment of Bylaws. Our Amended and Restated Certificate of Incorporation expressly authorizes our directors to adopt, amend, or repeal our Amended and Restated Bylaws. In addition, our Amended and Restated Certificate of Incorporation generally authorizes the holders of not less than two-thirds of the shares entitled to vote to alter, amend or adopt new bylaws to our Amended and Restated Bylaws.

Delaware Anti-Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned: (1) by persons who are directors and also officers; and

(2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In addition, Washington law may impose additional restrictions on mergers and other business combinations between us and any acquirer of 10% or more of our outstanding common stock.

Agreement with Certain Stockholders

Pursuant to an agreement (the “Shamrock Agreement”) dated May 28, 2008, by and among Coinstar, Shamrock Activist Value Fund, L.P., Shamrock Activist Value Fund II, L.P., Shamrock Activist Value Fund III, L.P., Shamrock Activist Value Fund GP, L.L.C., and Shamrock Partners Activist Value Fund, L.L.C. (collectively, the “Shamrock Group”), Coinstar increased the size of its board of directors by one member to eight members, and, to fill that vacancy, appointed a director nominated by the Shamrock Group and agreed to generally support the nomination of such director through the end of our 2010 Annual Meeting. If the Shamrock Group’s holdings of Coinstar common stock are 1,856,377 or fewer shares, then the Shamrock Group will use good faith efforts to cause its nominated director to resign from the board of directors. In addition to the appointment of the director nominated by the Shamrock Group, Coinstar agreed to increase the size of its board of directors to nine directors and fill that vacancy with an independent director no later than March 1, 2009, which Coinstar did in February 2009. In addition, as part of the Shamrock Agreement, the Shamrock Group made certain covenants regarding proxy solicitation and voting through the end of our 2010 Annual Meeting.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations relating to the purchase, ownership, conversion and disposition of the notes and the ownership and disposition of common stock, if any, into which the notes may be converted, but does not purport to be a complete analysis of all potential tax considerations. This summary is limited to beneficial owners of the notes that purchase the notes in this offering at their issue price (generally, the first price at which the notes are sold to the public, excluding sales to bond houses, brokers or similar persons) and that will hold the notes and common stock received on the conversion of notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder of notes or our common stock into which the notes may be converted in light of the holder’s specific circumstances or status. In addition, the discussion does not describe any tax consequences arising out of the laws of any local, state or foreign jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation. This summary does not address tax considerations applicable to holders of notes and common stock received on the conversion of notes that may be subject to special tax rules, such as dealers or traders in securities, banks and other financial institutions, tax-exempt entities, retirement plans and other tax-deferred accounts, regulated investment companies, insurance companies, real estate investment trusts, brokers, persons subject to the alternative minimum tax, investors that have elected mark-to-market accounting, partnerships (or entities treated as partnerships for U.S. federal income tax purposes) and other pass-through entities, persons holding notes or the common stock into which notes may be converted as a part of a hedging, integration, conversion or constructive sale transaction, or as part of a straddle or a synthetic security, and U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar. If a partnership holds notes or the common stock into which notes may be converted, the tax treatment of a partner in the partnership generally will depend on the tax status of the partner and the activities of the partnership. Holders that are partners of a partnership holding notes or the common stock into which notes may be converted should consult their own tax advisors.

This summary is based on the provisions of the Code, the Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the IRS and other applicable authorities, all as in effect on the date of this prospectus supplement, and all of which are subject to change, possibly on a retroactive basis. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary and there can be no assurance that the IRS will agree with our statements and conclusions or that a court will not sustain any challenge by the IRS in the event of litigation.

The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase of notes should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under the estate or gift tax laws or the laws of any state, local or non-U.S. taxing jurisdiction, or under any applicable tax treaty.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note or common stock received on the conversion of a note that, for U.S. federal income tax purposes, is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Stated Interest

Assuming that the notes are not treated as contingent payment debt instruments under applicable Treasury regulations (as described under “—Additional Interest” below), payments of stated interest made to a U.S. Holder in respect of the notes, including any accrued and unpaid interest deemed to have been paid upon conversion, will be subject to U.S. federal income tax as ordinary income when received or accrued, in accordance with such U.S. Holder’s regular method of tax accounting for U.S. federal income tax purposes.

It is expected that the notes will be issued to investors in this offering at a price equal to the price set out on the cover page of this prospectus supplement, and therefore will not be issued with “original issue discount,” or “OID,” for U.S. federal income tax purposes. If, contrary to current expectations, the notes are sold to the investors hereunder at a discount from par that is equal to or greater than a specified de minimis amount, then the notes will be issued with OID for U.S. federal income tax purposes. This specified de minimis amount generally is computed as 1/4 of 1% of the principal amount of the notes multiplied by the number of complete years to maturity of the notes from their original issue date. If the notes are issued with OID, then a U.S. Holder generally will be required to include the OID in income as ordinary interest income, on a constant-yield basis over the term of the notes, in advance of the receipt of the cash attributable to that income. The remainder of this discussion assumes that the notes will not be issued with OID.

Additional Interest

We may be required to pay additional interest on the notes if we fail to timely deliver to the trustee certain required documents that we are required to file with the SEC or if we fail to comply with certain filing requirements set forth in the Trust Indenture Act. Although the issue is not free from doubt, we intend to take the position that the possibility of payments of additional interest does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury regulations. Our determination that the notes are not contingent payment debt instruments is binding on a U.S. Holder unless that U.S. Holder discloses a contrary position to the IRS in the manner that is required by applicable Treasury Regulations. If we become obligated to pay additional interest, then we intend to take the position that such amounts will be treated as ordinary interest income and taxed as described under “—Stated Interest” above.

Our determination that the notes are not contingent payment debt instruments is not binding on the IRS. If the IRS were to successfully challenge our determination and the notes were treated as contingent payment debt instruments, a U.S. Holder generally would be required, among other things, (i) to accrue interest income based on a projected payment schedule and comparable yield determined pursuant to the applicable Treasury Regulations, which may be at a higher rate than the stated interest rate on the notes, regardless of the holder’s method of tax accounting, and (ii) to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange, retirement or other taxable disposition of a note (including any gain realized on the conversion of a note). U.S. Holders should consult their own tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale, Exchange, Retirement or Other Taxable Disposition of Notes

Except as provided below under “U.S. Holders—Conversion of Notes into a Combination of Cash and Common Stock,” upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or exchange, except to the extent such amount is attributable to accrued but unpaid interest on the note (which will be taxed as a payment of interest (as described under “—Stated Interest” above)), and (ii) the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s tax basis in a note generally will be the amount paid for such note. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of sale or exchange. Generally, long-term capital gain for certain non-corporate U.S. Holders, including individuals, is eligible for a reduced rate of taxation. The amount deductible in respect of a capital loss is subject to certain limitations.

Conversion of Notes Solely for Cash

If a U.S. Holder receives solely cash in exchange for a note on conversion, then the U.S. Holder will recognize gain or loss, which will be determined in the same manner as if the U.S. Holder had disposed of the note in a taxable disposition, as described above under “—Sale, Exchange, Retirement or Other Taxable Disposition of Notes.”

Conversion of Notes into a Combination of Cash and Common Stock

The U.S. federal income tax treatment of a U.S. Holder’s conversion of a note into a combination of cash and common stock is uncertain. It is possible that the conversion may be treated as a recapitalization or as a partially taxable exchange, each of which is briefly discussed below. It is also possible that the conversion could be characterized in a manner that is not described below. Accordingly, U.S. Holders should consult their own tax advisors regarding the treatment of such a conversion.

If the conversion of a note into a combination of cash and common stock is treated as a recapitalization, then, in general, a U.S. Holder will recognize gain, but not loss, in an amount equal to the lesser of (i) the excess, if any, of the amount of cash and the fair market value of the common stock received (other than cash or common stock that is attributable to accrued but unpaid interest) over the U.S. Holder’s adjusted tax basis in the note and (ii) the amount of cash received (other than cash that is attributable to accrued but unpaid interest, and other than cash received in lieu of a fractional share, each of which is discussed separately below). Gain recognized by a U.S. Holder will be treated as capital gain, and will be treated as long-term capital gain if the U.S. Holder has held the note for more than one year. Any cash and the value of any common stock received that is attributable to accrued but unpaid interest on the note will be taxed as a payment of interest (as described under “—Stated Interest” above). A U.S. Holder’s tax basis in the common stock received (other than common stock received with respect to accrued but unpaid interest, but including any basis allocable to a fractional share) will be the same as its basis in the note converted, decreased by the amount of cash received, other than cash that is attributable to accrued but unpaid interest and other than cash received in lieu of a fractional share, and increased by the amount of any gain recognized by such holder, other than gain with respect to a fractional share. A U.S. Holder’s tax basis in any common stock received with respect to accrued interest will equal the fair market value of the common stock received. A U.S. Holder’s holding period for the common stock received in the exchange will include the holding period for the note converted, except that the holding period of any common stock that is attributable to accrued but unpaid interest will commence on the day following the date of receipt of the common stock. A U.S. Holder will recognize capital gain or loss on the receipt of cash in lieu of a fractional share in an amount equal to the difference between the amount of cash received in respect of the fractional share and the portion of the U.S. Holder’s adjusted tax basis in the note that is allocable to the fractional share.

If the conversion of a note into a combination of cash and common stock is not treated as a recapitalization, then the conversion may be treated for U.S. federal income tax purposes as a conversion of a portion of the note into common stock and a payment of cash in redemption of the remaining portion of the note. In that event, a U.S. Holder generally will not recognize gain or loss with respect to the portion of the note considered to be converted into common stock, except that the receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the amount of cash received in lieu of the fractional share and the U.S. Holder’s tax basis in the fractional share), and except that the fair market value of any common stock received with respect to accrued but unpaid interest will be taxed as a payment of interest (as described under “—Stated Interest” above). A U.S. Holder’s tax basis in the common stock received on conversion (other than common stock received with respect to accrued but unpaid interest, but including any basis allocable to a fractional share) generally will be equal to the portion of its tax basis in the note allocable to the portion of the note deemed converted. A U.S. Holder’s tax basis in any common stock received with respect to accrued interest will equal the fair market value of the common stock received. A U.S. Holder’s holding period for the common stock received will include the holder’s holding period for the note converted, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt. With respect to the deemed redemption of the remaining portion of the note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount of cash received (other than amounts attributable to accrued but unpaid interest, which will be taxed as a payment of interest (as described under “—Stated Interest” above)) and the U.S. Holder’s tax basis allocable to such portion of the note (as described under “—Sale, Exchange, Retirement or Other Taxable Disposition of Notes” above).

Although the issue is not entirely free from doubt, a U.S. Holder may be permitted to allocate its tax basis in a note between the portion of the note that is deemed to have been converted and the portion of the note that is deemed to have been redeemed based on the relative fair market value of common stock and the amount of cash received (excluding amounts attributable to accrued but unpaid interest) upon conversion. Holders are urged to consult their own tax advisors regarding such basis allocation.

As described in “Description of Notes—Conversion Rate and Conversion Procedures,” our delivery to a holder of cash or a combination of cash and the full number of shares of our common stock, if applicable, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy in full our obligation to pay the principal amount of the note and accrued and unpaid interest, if any, to, but not including, the conversion date. We intend to take the position that upon a conversion of notes into a combination into cash and common stock, accrued and unpaid interest is paid first out of any cash paid upon such conversion.

Assumption of Our Obligations Under the Notes

Under certain circumstances described under the heading “Description of Notes—Merger and Sales of Assets by Coinstar,” our obligations under the notes and the indenture may be assumed by another person. An assumption by another person of our obligations under the notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange by a holder of the notes for new notes, resulting in recognition of gain or loss and possibly other adverse tax consequences to the holder. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances, as described in “Description of Notes—Conversion Rate Adjustments.” Adjustments that have the effect of increasing the proportionate interest of a U.S. Holder of our notes in our assets or earnings and profits may in some circumstances result in a deemed distribution to that U.S. Holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the holders of the notes, however, generally will not be considered to result in a deemed distribution to a U.S. Holder of notes. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect to taxable dividends to holders of shares of our common stock) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such an adjustment is made and does not so qualify, a U.S. Holder of a note generally will be deemed to have received a distribution even if the U.S. Holder has not received any cash or property as a result of the adjustment. In certain circumstances, the failure to adjust the conversion rate may result in a taxable distribution to U.S. Holders of shares of our common stock or notes, if as a result of such failure the proportionate interest of the U.S. Holders of shares of our common stock or the notes (as the case may be) in the assets or earnings and profits of us is increased. Any deemed distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the description below under “—Distributions on Common Stock.” It is not clear whether a constructive dividend deemed paid to a U.S. Holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends. It is also unclear whether corporate holders would be entitled to claim the dividends-received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. Holder would not give rise to any cash from which any applicable withholding tax could be satisfied, if we paid backup withholding taxes on behalf of a U.S. Holder (because the U.S. Holder failed to establish an exemption from backup withholding), we could, at our option, set-off any such payment against payments of cash on, and shares of our common stock deliverable with respect to, the notes.

Distributions on Common Stock

Distributions, if any, paid on the common stock generally will be treated as dividends to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Dividends paid to a non-corporate U.S. Holder before January 1, 2011 that constitute qualified dividend income generally will be taxable at a maximum tax rate of 15%, provided that the holder holds the common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets other requirements. Dividends received by a corporate U.S. Holder generally will be eligible for the dividends-received deduction if the corporate U.S. Holder meets certain holding period and other applicable requirements. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of the holder’s basis in the common stock and thereafter as capital gain.

Sale or Exchange of Common Stock

Upon the sale or exchange of common stock received upon conversion of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or exchange and (ii) the U.S. Holder’s adjusted tax basis in the common stock. A U.S. Holder’s tax basis in common stock received upon conversion of a note generally will be determined as described above under “—Conversion of Notes into a Combination of Cash and Common Stock.” Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder is treated as holding the common stock received upon conversion of a note for more than one year at the time of sale or exchange, taking into account any applicable holding period with respect to the notes as described above under “—Conversion of Notes into a Combination of Cash and Common Stock.”

Backup Withholding and Information Reporting

In general, we must report certain information to the IRS with respect to payments of interest on a note, payments of dividends (including constructive dividends) and payments of the proceeds of the sale or other disposition of a note or common stock, to certain non-corporate U.S. Holders. The payor (which may be us or an intermediate payor) will be required to impose backup withholding tax, currently at a rate of 28%, if (i) the payee fails to furnish a taxpayer identification number, which we refer to as a TIN, to the payor or to establish an exemption from backup withholding tax; (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect; (iii) there has been a notified payee underreporting described in section 3406(c) of the Code; or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding under the Code. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against that holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

The following is a general summary of certain material U.S. federal income tax considerations that will apply to Non-U.S. Holders. For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of a note or the common stock received on the conversion of a note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

The following discussion applies only to Non-U.S. Holders, and assumes that no item of income, gain, deduction or loss derived by the Non-U.S. Holder in respect of a note or common stock received on the conversion of a note at any time is effectively connected with the conduct of a U.S. trade or business. Special rules, not discussed herein, may apply to certain Non-U.S. Holders, such as:

•	certain former citizens or residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	investors in pass-through entities that are subject to special treatment under the Code; and

•	Non-U.S. Holders that are engaged in the conduct of a U.S. trade or business.

Non-U.S. Holders should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction, or under any applicable tax treaty.

Stated Interest

Subject to the discussion of backup withholding below, a Non-U.S. Holder will not be subject to U.S. federal withholding tax or income tax in respect of interest income on the notes, provided that:

•

such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related to us, directly or indirectly, through stock ownership; and

•

the beneficial owner of a note certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a U.S. person and provides its name and address or otherwise satisfies applicable documentation requirements.

If a Non-U.S. Holder cannot satisfy the requirements described above, then interest on the notes will be subject to U.S. withholding tax at a rate of 30%, unless reduced under the terms of an applicable income tax treaty. In order to claim the benefits of an applicable income tax treaty to avoid or reduce U.S. withholding tax, a Non-U.S. Holder must satisfy certain certification requirements, usually satisfied by providing a properly executed IRS Form W-8BEN.

Dividends

Distributions paid to a Non-U.S. Holder that are treated as dividends for U.S. federal income tax purposes, including any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate of the notes as described above under “U.S. Holders—Constructive Distributions,” generally will be subject to U.S. withholding tax at a 30% rate, unless reduced under the terms of an applicable income tax treaty. In order to claim the benefits of an applicable income tax treaty to avoid or reduce U.S. withholding tax, a Non-U.S. Holder must satisfy certain certification requirements, usually satisfied by providing an IRS Form W-8BEN. Non-U.S. Holders should be aware that in the case of deemed dividends, the applicable withholding tax may be deducted from subsequent payments of interest, dividends or sales proceeds.

Sale, Exchange, Retirement or Other Taxable Disposition of Notes or Common Stock

Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder upon the sale, exchange, retirement or other taxable disposition of a note or share of common stock (including a conversion of a note to the extent such conversion is treated as a taxable event, as discussed above under “U.S. Holders—Conversion of Notes Solely for Cash” and “U.S. Holders—Conversion of Notes into a Combination of Cash and Common Stock”) generally will not be subject to U.S. federal income tax unless:

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” (as defined in the Code) during the applicable statutory period and certain other conditions are met. We believe that we are not, and do not anticipate that we will become, a “United States real property holding corporation.”

An individual Non-U.S. Holder described in the first bullet point above generally will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale (which gain may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States), unless such tax rate is reduced under the terms of an applicable income tax treaty.

Backup Withholding and Information Reporting

We must report annually to the IRS and to a Non-U.S. Holder the amount of interest and dividends (including constructive dividends) paid to a Non-U.S. Holder and the amount of tax, if any, withheld with respect to such interest or dividends. The IRS may make this information available to the tax authorities in the country in which the Non-U.S. Holder is a resident.

In addition, a Non-U.S. Holder may be subject to backup withholding with respect to interest payments on a note, dividends paid on our common stock, constructive dividends deemed paid with respect to a note or the proceeds from disposition of a note or common stock, unless, generally, the Non-U.S. Holder certifies under penalties of perjury (usually on IRS Form W-8BEN) that the Non-U.S. Holder is not a U.S. person or the Non-U.S. Holder otherwise establishes an exemption.

Additional rules relating to information reporting requirements and backup withholding with respect to the payment of proceeds from the disposition of a note or common stock are as follows:

•

If the proceeds are paid to or through the U.S. office of a broker, a Non-U.S. Holder generally will be subject to backup withholding and information reporting unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

•

If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and does not have one of certain specified U.S. connections, a Non-U.S. Holder generally will not be subject to backup withholding or information reporting.

•

If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or that has one of the specified U.S. connections, a Non-U.S. Holder generally will be subject to information reporting (but generally not backup withholding) unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

The foregoing summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders of notes or common stock received on the conversion thereof in light of their specific circumstances. Holders of notes or common stock received on the conversion of a note should consult their own tax advisors as to the particular tax consequences to them of an investment in notes, including the effect of any federal, state, foreign or other tax laws.

CERTAIN ERISA CONSIDERATIONS

The notes may be purchased and held by or with the assets of an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), an individual retirement account or other plan subject to Section 4975 of the Code, or an employee benefit plan sponsored by a state or local government or otherwise subject to laws that include restrictions substantially similar to ERISA and Section 4975 of the Code (“similar laws”). A fiduciary of an employee benefit plan subject to ERISA must determine that the purchase and holding of a note is consistent with its fiduciary duties under ERISA. Such fiduciary, as well as any other prospective investor subject to Section 4975 of the Code or any similar law, must also determine that its purchase and holding of the notes does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code or any similar law. Each purchaser and transferee of a note who is subject to ERISA or Section 4975 of the Code or a similar law will be deemed to have represented by its acquisition and holding of the notes that its acquisition and holding of the notes does not constitute or give rise to a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any similar law. Such purchaser or transferee should consult legal counsel before purchasing the notes. Nothing herein shall be construed as a representation that an investment in the notes would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, an employee benefit plan subject to ERISA or Section 4975 of the Code or a similar law.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Jefferies & Company, Inc. and RBC Capital Markets Corporation are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, the aggregate principal amount of notes indicated below:

Name	Principal Amount
Morgan Stanley & Co. Incorporated	$61,250,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	35,000,000
Jefferies & Company, Inc.	31,500,000
RBC Capital Markets Corporation	26,250,000
J.P. Morgan Securities Inc.	8,750,000
Wells Fargo Securities, LLC	7,000,000
KeyBanc Capital Markets Inc.	3,500,000
Merriman Curhan Ford & Co.	1,750,000

Total	$175,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken. However, the underwriters are not required to take or pay for the notes covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the notes directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of 1.8% of the principal amount under the public offering price. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional $25,000,000 aggregate principal amount of notes at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the notes offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase the same percentage of the additional notes as the amount listed next to the underwriter’s name in the preceding table bears to the aggregate principal amount of notes listed next to the names of all underwriters in the preceding table.

The following table shows the total underwriting discount and commissions to be paid to the underwriters by us for the notes. These amounts are shown assuming both no exercise and full exercise of the option of the underwriters to purchase up to an additional $25,000,000 aggregate principal amount of notes.

Underwriting Discounts and Commissions Paid by Us	No Exercise	Full Exercise
Per $1,000 principal amount of notes	$30	$30

Total	$5,250,000	$6,000,000

We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, to be paid by us will be approximately $650,000.

The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any national securities exchange or include them in any automated quotation system. Our common stock is listed on The NASDAQ Global Select Market under the symbol “CSTR.” The underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes and any such market-making activity may be discontinued at any time at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the notes.

We and each of our directors, executive officers and certain other stockholders have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, subject to limited exceptions, during the period ending 90 days after the date of this prospectus supplement, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for our common stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or (iii) file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable for our common stock. In addition, we may not, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, subject to limited exceptions, during the period ending 90 days after the date of this prospectus supplement, offer, sell, contract to sell or otherwise dispose of any debt securities of Coinstar or warrants to purchase or otherwise acquire debt securities of Coinstar substantially similar to the notes.

In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may sell more notes than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the principal amount of notes available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing notes in the open market. In determining the source of notes to close out a covered short sale, the underwriters will consider, among other things, the open market price of notes compared to the price available under the over-allotment option. The underwriters may also sell notes in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, notes in the open market to stabilize the price of the notes. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the notes in the offering, if the syndicate repurchases previously distributed notes to cover syndicate short positions or to stabilize the price of the notes. These activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. These transactions may be effected in the over-the-counter market or otherwise. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

In general, purchases of a security for the purpose of stabilizing or reducing a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock or the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions will not be discontinued at any time without notice, once they are commenced.

From time to time, the underwriters and their affiliates have provided, and may continue to provide, financial advisory and investment banking services to us and our affiliates, for which they have received and may continue to receive customary fees and commissions. In particular, affiliates of Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets Corporation, J.P. Morgan Securities Inc., KeyBanc Capital Markets Inc. and Wells Fargo Securities, LLC are parties to and/or lenders under our senior secured credit facility. As described in “Use of Proceeds,” the net proceeds from this offering will be used repay all of the term loan outstanding and a portion of the revolving line of credit outstanding under the senior secured credit facility. Accordingly, because more than 10% of the net proceeds from this offering may be paid to affiliates of the underwriters, this offering will be made pursuant to the applicable provisions of Financial Industry Regulatory Authority (“FINRA”) Rule 5110(h). Pursuant to that rule, the yield on the notes can be no lower than that recommended by a “qualified independent underwriter,” as defined by the FINRA rules, which has participated in the preparation of the prospectus supplement and performed its usual standard of due diligence with respect to that prospectus supplement. Jefferies & Company, Inc. has agreed to assume the responsibilities to act as qualified independent underwriter in pricing the offering and to perform a due diligence investigation and review and participate in the preparation of the prospectus supplement. We have agreed to indemnify Jefferies & Company, Inc. against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. The underwriting compensation received in connection with this offering will not exceed 8% of the gross proceeds from the offering.

The trustee for the notes, Wells Fargo Bank, National Association, is an affiliate of Wells Fargo Securities, LLC, an underwriter in this offering.

We and the underwriters have agreed to indemnify each other and our and their respective controlling persons against certain liabilities, including liabilities under the Securities Act.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (in each case as those terms are contemplated by the Prospectus Directive) which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any notes may be made at any time with effect from and including the Relevant Implementation Date under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) at any time to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of shares notes to the public” in relation to any of the notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This European Economic Area selling restriction is in addition to any other selling restrictions set out in this prospectus supplement.

United Kingdom

Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the shares of the notes in circumstances in which Section 21(1) of such Act does not apply to the issuer and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Switzerland

This document as well as any other material relating to the notes which are the subject of the offering contemplated by this prospectus supplement do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The notes will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the notes, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

The notes are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the notes with the intention to distribute them to the public. The investors will be individually approached by us from time to time.

This document as well as any other material relating to the notes is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Dubai

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The notes which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this document you should consult an authorised financial adviser.

LEGAL MATTERS

The validity of the securities offered by this prospectus supplement will be passed upon for us by Perkins Coie LLP, Seattle, Washington. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Coinstar, Inc. as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein and in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report refers to the Company’s adoption and the retrospective application of the presentation and disclosure requirements of Statement of Financial Accounting Standards No. 160, Non-controlling Interests in Consolidated Financial Statements.

WHERE YOU CAN FIND MORE INFORMATION

The accompanying prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, as amended. As permitted by the SEC, this prospectus supplement and the accompanying prospectus does not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement on Form S-3 that may be obtained from the locations described below. Statements contained in this prospectus supplement or in the accompanying prospectus about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

We file annual, quarterly and current reports, as well as registration and proxy statements and other information, with the SEC. These documents may be read and copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. You can obtain further information about the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at www.sec.gov that contains reports, proxy and information statements, registration statements and other information regarding registrants like us that file electronically with the SEC.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it. This means that we can disclose important information to you by referring you to those documents where the information resides. The information we incorporate by reference is considered a part of this prospectus supplement, and later information we file with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any documents we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement (other than information “furnished” under any current report or otherwise “furnished” to the SEC, unless otherwise stated) until all securities offered by this prospectus supplement are sold:

•	Our Annual Report on Form 10-K (File No. 0-22555) for the year ended December 31, 2008 filed on February 26, 2009;

•	Amendment No. 1 to our Annual Report on Form 10-K/A (File No. 0-22555) for the year ended December 31, 2008 filed on March 27, 2009;

•	Our Quarterly Reports on Form 10-Q (File No. 0-22555) for the quarters ended March 31, 2009 and June 30, 2009 filed on May 11, 2009 and August 6, 2009;

•

Our Current Reports on Form 8-K (File No. 0-22555) filed on February 12, 2009 (excluding the report filed with respect to Item 2.02 and related Item 9.01), February 27, 2009, March 4, 2009, March 30, 2009 (both reports filed on such date), April 6, 2009, April 21, 2009, May 1, 2009, May 21, 2009, June 8, 2009, July 21, 2009, August 11, 2009, August 24, 2009, August 25, 2009, September 8, 2009, September 9, 2009 and September 10, 2009; and

•

The description of our common stock as set forth in our registration statement on Form 8-A/A, which was filed on November 25, 2008, under Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

You may obtain any of the documents incorporated by reference through the SEC or the SEC’s web site as described above. You may also obtain copies of these documents, other than exhibits, free of charge by contacting our investor relations department at our principal executive offices located at 1800 114th Avenue S.E., Bellevue, Washington 98004, telephone number (425) 943-8000, or through our web site at http://www.coinstar.com. Information contained on our web site does not constitute part of this prospectus supplement or the accompanying prospectus and is not incorporated in this prospectus supplement or the accompanying prospectus.

PROSPECTUS

COINSTAR, INC.

Common Stock

Debt Securities

Convertible Debt Securities

Stock Purchase Contracts

Stock Purchase Units

Warrants

We may, from time to time, offer to sell common stock, debt securities, convertible debt securities, stock purchase contracts, stock purchase units or warrants. We refer to our common stock, debt securities, convertible debt securities, stock purchase contracts, stock purchase units and warrants collectively as the “securities.” The securities we may offer may be convertible into or exercisable or exchangeable for other securities. We may offer the securities separately or together, in separate series and in amounts, at prices and on terms that will be determined at the time the securities are offered. In addition, this prospectus may be used to offer securities for the account of persons other than us.

This prospectus describes some of the general terms that may apply to these securities. Each time securities are sold, the specific terms of the securities to be offered, and any other information relating to a specific offering, will be set forth in an amendment to the registration statement of which this prospectus is a part or in a supplement to this prospectus or may be set forth in one or more documents incorporated by reference in this prospectus.

We or any selling securityholder may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. If any underwriters are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, may be set forth, or may be calculable from the information set forth, in the accompanying prospectus supplement.

You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “CSTR.”

Investing in our securities involves risk. Please see the sections entitled “Forward-Looking Information” and “Risk Factors” contained on pages 1 and 2 of this prospectus and in any accompanying prospectus supplement as well as documents which are incorporated herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 24, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (SEC). By using a shelf registration statement, we and certain securityholders may sell any combination of the securities described in this prospectus from time to time and in one or more offerings. Each time we or selling securityholders sell securities under this prospectus, we will provide a supplement to this prospectus that contains specific information about the terms of the offering and of the securities being offered. Each supplement also will add, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the applicable prospectus supplement. No limit exists on the aggregate amount of the securities we or selling securityholders may sell pursuant to this registration statement.

You should rely only on the information contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. We urge you to read carefully both this prospectus and any accompanying prospectus supplement accompanying this prospectus, together with the information incorporated herein by reference and as described under the heading “Where You Can Find More Information,” before deciding whether to invest in any of the securities being offered. The terms “Coinstar,” “we,” “us,” and “our” refer to Coinstar, Inc. and its subsidiaries, unless the context otherwise requires or where otherwise indicated.

This prospectus and the related prospectus supplements may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

COINSTAR, INC.

Founded in 1991, Coinstar, Inc. is a leading provider of automated retail solutions offering convenient products and services for consumers and driving incremental traffic and revenue for our retailers. Our core automated retail businesses are self-service coin counting and self-service DVD rental. Other Coinstar products and services found at the retail front-end include e-payment products such as gift cards, prepaid debit cards and other prepaid products; money transfer services; and entertainment products and services, including skill crane machines and bulk vending. Our products and services can be found at thousands of points of presence including supermarkets, drug stores, mass merchants, financial institutions, convenience stores, restaurants and money transfer agents.

Our principal executive offices are located at 1800 114th Avenue S.E., Bellevue, Washington 98004, and our telephone number is (425) 943-8000. Our website is http://www.coinstar.com. Information contained on our web site does not constitute part of this prospectus.

FORWARD-LOOKING INFORMATION

Our disclosure and analysis in this prospectus, in any prospectus supplement, in the documents incorporated by reference and in some of our other public statements contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. This Act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements

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identifying important factors that could cause actual results to differ from the projected results. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative of those terms, or comparable terminology.

Any or all of our forward-looking statements in this prospectus, in any prospectus supplement, in the documents incorporated by reference and in any other public filings or statements we make may turn out to be inaccurate. Forward-looking statements reflect our current expectations or forecasts of future events or results and are inherently uncertain. Inaccurate assumptions we might make and known or unknown risks and uncertainties can affect the accuracy of our forward-looking statements. Accordingly, no forward-looking statement can be guaranteed and future events and actual or suggested results may differ materially.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as in any prospectus supplement relating to this prospectus and other public filings with the SEC.

RISK FACTORS

An investment in our securities involves risk. You should carefully consider the risks described in the sections entitled “Risk Factors” in any prospectus supplement and those set forth in documents incorporated by reference in this prospectus, as well as other information in this prospectus and the applicable prospectus supplement, before purchasing any of our securities. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment. Additional risks and uncertainties not known to us or that we deem immaterial may also impair our business, financial condition, results of operations and prospects.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, as well as registration and proxy statements and other information, with the SEC. These documents may be read and copied at the Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. You can get further information about the SEC’s Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a web site at www.sec.gov that contains reports, registration statements and other information regarding registrants like us that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, as amended (the Securities Act). As permitted by the SEC, this prospectus does not contain all the information in the registration statement filed with the SEC. For a more complete understanding of any offering, you should refer to the complete registration statement on Form S-3 that may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents where the information resides. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by

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reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), on or after the date of this prospectus (other than information “furnished” under any current report or otherwise “furnished” to the SEC, unless otherwise stated) until all securities offered under this prospectus are sold:

•	Our Annual Report on Form 10-K, filed on February 26, 2009, for the year ended December 31, 2008;

•	Our Annual Report on Form 10-K/A, filed on March 27, 2009, for the year ended December 31, 2008;

•	Our Quarterly Reports on Form 10-Q, filed on May 11, 2009 and August 6, 2009, for the quarters ended March 31, 2009 and June 30, 2009, respectively;

•

Our Current Reports on Form 8-K filed on February 12, 2009 (excluding the report filed with respect to Item 2.02 and related Item 9.01), February 27, 2009, March 4, 2009, March 30, 2009 (both reports filed on such date), April 6, 2009, April 21, 2009, May 1, 2009, May 21, 2009, June 8, 2009, July 21, 2009, August 11, 2009 and August 24, 2009; and

•

The description of our common stock as set forth in our registration statement on Form 8-A/A, which was filed on November 25, 2008, under Section 12(b) of the Securities Exchange Act (the “Exchange Act”), including any subsequent amendments or reports filed for the purpose of updating such description.

You may obtain any of the documents incorporated by reference through the SEC or the SEC’s web site as described above. You may also obtain copies of these documents, other than exhibits, free of charge by contacting our investor relations department at our principal executive offices located at 1800 114th Avenue S.E., Bellevue, Washington 98004, telephone number (425) 943-8000, or through our web site at www.coinstar.com. Information contained on our website does not constitute a part of this prospectus.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of our securities offered hereby. Unless otherwise indicated in the accompanying prospectus supplement, we currently intend to use the net proceeds from the sale of the securities to repay or refinance debt, to fund acquisitions, to purchase or redeem our outstanding securities or for general corporate purposes. However, we currently have no commitments or agreements regarding any such use of any net proceeds. Pending the use of net proceeds, we intend to invest these funds in investment-grade short-term interest bearing securities. We will not receive the net proceeds from sales by selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

For purposes of computing the ratio of earnings to fixed charges, earnings represent pre-tax income (loss) from continuing operations before adjustments for non-controlling interests in consolidated subsidiaries or income (loss) from equity investees plus distributed income of equity investees plus fixed charges. Fixed charges represent the sum of interest expenses, including amortization of deferred financing costs and assumed interest component of rental expenses. The following table sets forth our ratios of earnings to fixed charges for each period indicated (unaudited):

	Six Months Ended June 30, 2009	Year Ended December 31,
		2008	2007	2006	2005	2004
Ratio of Earnings to Fixed Charges(1)(2)	2.14	2.70	—	2.69	3.24	4.85

(1)	Earnings were inadequate to cover fixed charges by approximately $29.9 million for the year ended December 31, 2007.
(2)	During the periods covered in this table, we did not have any shares of preferred stock outstanding.

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DESCRIPTION OF SECURITIES

We may offer shares of common stock, debt securities, convertible debt securities, stock purchase contracts, stock purchase units or warrants. We will set forth in the accompanying prospectus supplement a description of the common stock, debt securities, convertible debt securities, stock purchase contracts, stock purchase units or warrants that may be offered under this prospectus. The terms of the offering of securities, the initial offering price, and the net proceeds to us will be contained in the accompanying prospectus supplement and other offering material, relating to such offering.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in an amendment, or in filings we make with the SEC under the Exchange Act, which are incorporated by reference.

PLAN OF DISTRIBUTION

We or any selling securityholder may sell our common stock, debt securities, convertible debt securities, stock purchase contracts, stock purchase units and warrants from time to time (a) through underwriters or dealers; (b) through agents; (c) directly to one or more purchasers or other persons or entities; (d) through a combination of these methods of sale; or (e) through other means. We will identify the specific plan of distribution, including any underwriters, dealers, agents or other purchasers, persons or entities and any applicable compensation in a prospectus supplement or other appropriate filing.

LEGAL MATTERS

Unless otherwise stated in any accompanying prospectus supplement, Perkins Coie LLP, Seattle, Washington, will opine as to the legality of the securities offered under this prospectus. As appropriate, legal counsel representing any underwriters, dealers, agents or selling securityholder will be named in the accompanying prospectus supplement or other appropriate filing and may opine to certain legal matters.

EXPERTS

The consolidated financial statements of Coinstar, Inc. as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report refers to the Company’s adoption and the retrospective application of the presentation and disclosure requirements of Statement of Financial Accounting Standards No. 160, Non-controlling Interests in Consolidated Financial Statements.

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